Exhibit 10.17

SECURED LOAN AGREEMENT

for a loan in the aggregate amount of

$38,035,000.00

MADE BY AND AMONG

MVI HEALTH CENTER, LP,
SENTIO LANDLORD HAMMOND, LLC,
WILDEWOOD OWNER, LLC,
SENTIO LANDLORD SLIDELL, LLC,

and
GABLES OF HUDSON, LLC,
as Borrowers,

KEYBANK NATIONAL ASSOCIATION,
as Agent,

and

The lending institutions a party hereto from time to time.

Dated as of November 14, 2014

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A-1	Legal Description — Mesa Vista Land
Exhibit A-2	Legal Description — Hammond Land
Exhibit A-3	Legal Description — Wildewood Land
Exhibit A-4	Legal Description — Slidell Land
Exhibit A-5	Legal Description — Hudson Land
Exhibit B-1	Permitted Exceptions — Mesa Vista
Exhibit B-2	Permitted Exceptions — Hammond
Exhibit B-3	Permitted Exceptions — Wildewood
Exhibit B-4	Permitted Exceptions — Slidell
Exhibit B-5	Permitted Exceptions — Hudson
Exhibit C	Title Requirements
Exhibit D	Survey Requirements
Exhibit E	Insurance Requirements
Exhibit F	Reserved
Exhibit G	Form of Covenant Compliance Certificate
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Borrowers’ Certificate

Schedule I	Environmental Documents
Schedule II	Debt Service Coverage Requirements for each Project

-iv-

SECURED LOAN AGREEMENT

THIS SECURED LOAN AGREEMENT (“Agreement”) is made as of November 14, 2014, by and among Borrowers, KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and/or assigns, as administrative agent (referred to in such capacity as “Agent” in this Agreement), and the lending institutions a party hereto from time to time (Agent, as a lender, and each such other lending institution, and their respective successors and assigns, referred to individually a “Lender” and collectively, as the “Lenders”).

RECITALS

A.           Mesa Vista Borrower owns fee simple title to a tract of land in the City of San Antonio, State of Texas, which land is legally described in Exhibit A-1 (the “Mesa Vista Land”). In addition, Mesa Vista Borrower owns a 144-bed skilled nursing facility (the “Mesa Vista Improvements”) located on the Mesa Vista Land commonly known as “Mesa Vista Inn Health Center” (the Mesa Vista Land and the Mesa Vista Improvements collectively referred to herein as the “Mesa Vista Project”). The Mesa Vista Project is operated by Mesa Vista Tenant pursuant to the Mesa Vista Operating Lease.

B.           Hammond Borrower intends to acquire fee simple title to a tract of land in the City of Hammond, State of Louisiana, which land is legally described in Exhibit A-2 (the “Hammond Land”). In addition, Hammond Borrower proposes to acquire a 44-bed AL/MC health care facility (the “Hammond Improvements”) located on the Hammond Land commonly known as “Live Oak Village of Hammond” (the Hammond Land and the Hammond Improvements collectively referred to herein as the “Hammond Project”). The Hammond Project is, or will be, operated by Hammond Operator pursuant to the Hammond Operating Lease.

C.           Wildewood Borrower intends to acquire fee simple title to a tract of land in the City of California, State of Maryland, which land is legally described in Exhibit A-3 (the “Wildewood Land”). In addition, Wildewood Borrower proposes to acquire a 48-bed AL/MC health care facility (the “Wildewood Improvements”) located on the Wildewood Land commonly known as “Autumn Assisted Living at the Villages of Wildewood” (the Wildewood Land and the Wildewood Improvements collectively referred to herein as the “Wildewood Project”). The Wildewood Project is, or will be, operated by Wildewood Operator pursuant to the Wildewood Operating Lease.

D.           Slidell Borrower intends to acquire fee simple title to a tract of land in the City of Slidell, State of Louisiana, which land is legally described in Exhibit A-4 (the “Slidell Land”). In addition, Slidell Borrower proposes to acquire a 50-bed AL/MC health care facility (the “Slidell Improvements”) located on the Slidell Land commonly known as “Live Oak Village of Slidell” (the Slidell Land and the Slidell Improvements collectively referred to herein as the “Slidell Project”). The Slidell Project is, or will be, operated by Slidell Operator pursuant to the Slidell Operating Lease.

E.           Hudson Borrower intends to acquire fee simple title to a tract of land in the City of Hudson, State of Ohio, which land is legally described in Exhibit A-5 (the “Hudson Land”). In addition, Hudson Borrower proposes to acquire a 112-bed AL/MC health care facility (the “Hudson Improvements”) located on the Hudson Land commonly known as “The Gables of Hudson” (the Hudson Land and the Hudson Improvements collectively referred to herein as the “Hudson Project”). The Hudson Project is, or will be, operated by Hudson Operator pursuant to the Hudson Operating Lease.

F.           Borrowers have requested and applied to the Lenders for a loan in the amount of up to THIRTY-EIGHT MILLION THIRTY-FIVE THOUSAND AND NO/100 DOLLARS ($38,035,000.00) (the “Loan”) to reimburse Borrowers for a portion of the costs for the acquisition and/or financing of the Projects, as applicable, and the closing costs and expenses of Borrowers in connection therewith and the closing of the Loan, and the Lenders are willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECURED LOAN AGREEMENT	Page 1

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1.          Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2.          Incorporation of Schedules and Exhibits.

Schedules I and II and Exhibits A through I, inclusive, attached hereto are incorporated herein and expressly made a part hereof by this reference.

ARTICLE 2
DEFINITIONS

2.1.          Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted Base Rate: An interest rate per annum equal to the sum of (a) the Base Rate, plus (b) the Applicable Margin. Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (i) the rate obtained by dividing (1) the LIBOR Rate for such LIBOR Rate Interest Period by (2) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period, and (ii) the Applicable Margin.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Affiliate Operator Project: The collective reference to the Projects other than the Mesa Vista Project.

Agreement: This Secured Loan Agreement.

AL/MC: An assisted living/memory care senior living health care facility.

Applicable Margin: Two and three-quarters percent (2.75%).

Applicable Rate: As such term is defined in Section 5.1(a).

Appraisal: A MAI certified appraisal of the Projects performed in accordance with FIRREA and Agent’s appraisal requirements by an appraiser selected and retained by Agent.

Assignments of Rents: One or more assignments of leases and rents made by the Borrowers in favor of Agent for the benefit of the Lenders assigning all of Borrowers’ respective interest in and to all Leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Projects, and all present and future Leases, rents, issues and profits therefrom, as the same may be hereafter amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

Authorized Representative: As such term is defined in Section 16.14.

SECURED LOAN AGREEMENT	Page 2

Bankruptcy Code: As such term is defined in Section 14.1(d).

Base Rate: For any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:

(i)          the rate of interest established by Agent, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and

(ii)         the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum.

Borrowers: Mesa Vista Borrower, Hammond Borrower, Wildewood Borrower, Slidell Borrower, and Hudson Borrower, jointly and severally, as applicable.

Breakage Costs: Collectively, (a) the cost to Lenders of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of a Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, or (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant interest period, and (b) any amounts payable by a Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day: A day of the year on which banks are not required or authorized to close in Brooklyn, Ohio.

Commitment: The maximum amount each Lender has agreed to lend to Borrowers as part of the Loan (which amounts are set forth below the signature line of each Lender), subject to modification by each Assignment and Assumption.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service Coverage: The ratio of (a) the NOI for the applicable period, to (b) the Implied Debt Service.

Debt Service Reserve: As such term is defined in Section 10.1(dd).

Default or default: Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to 3% (300 basis points) over the Adjusted Base Rate.

Earnout Agreement: That certain Earnout Agreement, by and among GREAT-HUDSON, LLC, an Ohio limited liability company, GABLES-HUDSON, LLC, an Ohio limited liability company, and Hudson Borrower.

Earnout Agreement NOI: Shall refer the term “NOI” as defined in the Earnout Agreement.

SECURED LOAN AGREEMENT	Page 3

Eligible Assignee: (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (a) has total assets of Five Billion Dollars ($5,000,000,000) or more, (b) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (c) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (d) in the sole judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (a) has total assets of Five Billion Dollars ($5,000,000,000) or more (b) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (c) meets the requirements set forth in subclauses (c) and (d) of clause (ii) above; and (iv) any other financial institution having total assets of Five Billion Dollars ($5,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of Five Billion Dollars ($5,000,000,000) or more) which meets the requirement set forth in subclauses (c) and (d) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be a Borrower or an Affiliate of a Borrower.

Environmental Documents: Collectively, the documents listed on Schedule I attached hereto.

Environmental Proceedings: As such term is defined in Section 3.1(f).

Environmental Report: As such term is defined in Section 8.1(n).

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Extended Maturity Date: November 14, 2018

Extension Option: As such term is defined in Section 4.3(b).

Event of Default: As such term is defined in Article 14.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Final Maturity Date: The date on which the Note matures, whether by acceleration, lapse of time or otherwise; provided, that such date shall be the Original Maturity Date, unless earlier accelerated as permitted herein or in any other Loan Document, subject to the Extension Option.

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

GAAP: Generally Accepted Accounting Principles.

Governmental Approvals: As such term is defined in Section 3.1(m).

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

SECURED LOAN AGREEMENT	Page 4

Gross Revenues: For any period, all revenues determined on a GAAP basis derived from the operation, use, leasing and occupancy of the Projects during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants in the Projects, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (v) any other extraordinary items, in Agent’s reasonable discretion.

Guarantors: Each Operator and Sentio, on a joint and several basis.

Hammond Borrower: Sentio Landlord Hammond, LLC, a Delaware limited liability company.

Hammond Loan Allocation: $4,675,000.00.

Hammond Mortgage: A Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, executed by Hammond Borrower in favor of Agent for the benefit of the Lenders securing this Agreement, the Notes, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Hammond Borrower’s fee simple interest in the Hammond Project, subject only to the Hammond Permitted Exceptions.

Hammond Operating Lease: That certain Lease Agreement between Hammond Borrower and Hammond Operator.

Hammond Operator: Hammond TRS, LLC, a Delaware limited liability company.

Hammond Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-2 hereto to which title to the Hammond Project may be subject at the Loan Opening, and (ii) at all times thereafter, (a) along with the liens and security interests created by the Hammond Mortgage or other Loan Documents. statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; (b) rights of tenants under Leases or residency agreements; (c) other liens and security interests (if any) in favor of Agent for the benefit of the Lenders or otherwise approved by Agent; (d) mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and (e) such other title exceptions as Agent may reasonably approve in writing.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority, as any such acts and laws may be amended, modified or supplemented from time to time.

Holdback: As such term is defined in Section 4.1(b).

Hudson Borrower: Gables of Hudson, LLC, a Delaware limited liability company.

Hudson Loan Allocation: $13,000,000.00.

Hudson Mortgage: A Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, executed by Hudson Borrower in favor of Agent for the benefit of the Lenders securing this Agreement, the Notes, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Hudson Borrower’s fee simple interest in the Hudson Project, subject only to the Hudson Permitted Exceptions.

Hudson Operating Lease: That certain Lease Agreement between Hudson Borrower and Hudson Operator.

SECURED LOAN AGREEMENT	Page 5

Hudson Operator: Gables of Hudson TRS, LLC, a Delaware limited liability company.

Hudson Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-5 hereto to which title to the Hudson Project may be subject at the Loan Opening, and (ii) at all times thereafter, (a) along with the liens and security interests created by the Hudson Mortgage or other Loan Documents. statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; (b) rights of tenants under Leases or residency agreements; (c) other liens and security interests (if any) in favor of Agent for the benefit of the Lenders or otherwise approved by Agent; (d) mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and (e) such other title exceptions as Agent may reasonably approve in writing.

Hudson Project Holdback: $1,500,000.00 of the Hudson Loan Allocation held back subject to the provisions of Section 10.1(ee).

Implied Debt Service: The total annual installments of principal and interest that would be required for the Loan Amount calculated based upon a thirty (30) year amortization schedule and a per annum interest rate equal to the greater of (i) six and one-half percent (6.50%), and (ii) the yield per annum as of the date of such calculation on U.S. Treasury securities selected in good faith by Agent, maturing approximately ten (10) years after the date of calculation, plus three percent (3.00%) per annum.

Improvements: The collective reference to the Mesa Vista Improvements, the Hammond Improvements, the Wildewood Improvements, the Slidell Improvements, and the Hudson Improvements; provided, however, that, on the date hereof, such term shall only include the Mesa Vista Improvements, the Hammond Improvements and the Slidell Improvements. This term shall refer to the additional Improvements for all purposes as, and when, each applicable Project is acquired by the applicable Borrower.

Including or including: Including but not limited to.

Indebtedness: Shall mean the aggregate indebtedness of Borrowers to the Lenders under the Loan Documents.

Indemnity: As such term is defined in Section 4.2(i).

Initial Funding: As such term is defined in Section 4.1(b).

Initial Funding Projects: Shall mean the Mesa Vista Project, the Hammond Project and the Slidell Project.

Interest Rate Protection Product: Shall mean a floating-to-fixed derivative, or other acceptable “cap” or limitation obtained by a Borrower, at its expense, to protect such Borrower from increases in the applicable LIBOR Rate, in an amount approved by Agent.

Interest Rate Agreement: Shall mean the document or instrument evidencing or creating the Interest Rate Protection Product which shall remain in effect from, or subsequent to, the Loan Opening Date.

KKR: KKR & Co. L.P., a Delaware limited partnership.

Land: The collective reference to the Mesa Vista Land, the Hammond Land, the Wildewood Land, the Slidell Land, and the Hudson Land; provided, however, that, on the date hereof, such term shall only include the Mesa Vista Land, the Hammond Land and the Slidell Land. This term shall refer to the additional Land for all purposes as, and when, each applicable Project is acquired by the applicable Borrower.

Late Charge: As such term is defined in Section 4.6.

SECURED LOAN AGREEMENT	Page 6

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting a Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

LIBOR Adjustment Date: The tenth (10th) day of each calendar month.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lenders in the London Interbank Market, Agent may select a replacement index.

LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one month, to the extent deposits with such maturity is available to the Lenders, commencing on a LIBOR Business Day provided, however, that each LIBOR Rate Interest Period shall end on the last LIBOR Adjustment Date occurring prior to the scheduled end of such LIBOR Rate Interest Period.

Loan: As such term is defined in Recital I on page 1 of this Agreement.

Loan Allocations: Shall mean, collectively, the Hammond Loan Allocation, the Hudson Loan Allocation, the Mesa Vista Loan Allocation, the Slidell Loan Allocation, and the Wildewood Loan Allocation.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by (i) principal payments, if any, made from time to time, (ii) the amount of the Hudson Project Holdback not yet disbursed in accordance herewith, and (iii) the amount of the Debt Service Reserve not yet disbursed in accordance herewith.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loans or any obligation of payment thereof or performance of Borrowers’ obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreements, each as amended from time to time.

Loan Opening Date: The date of this Agreement.

Material Adverse Change or material adverse change: The business prospects, operations or financial condition of a person, entity or property has changed in a manner which is reasonably likely to materially impair the value of Lenders’ security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Mesa Vista Borrower: MVI Health Center, LP, a Delaware limited partnership.

Mesa Vista Loan Allocation: $10,000,000.00.

Mesa Vista Mortgage: As such term is defined in Section 4.2(b).

Mesa Vista Operating Lease: That certain Lease Agreement dated December 31, 2009, as amended, herewith between Mesa Vista Borrower and Mesa Vista Tenant.

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Mesa Vista Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-1 hereto to which title to the Mesa Vista Project may be subject at the Loan Opening, and (ii) at all times thereafter, (a) along with the liens and security interests created by the Mesa Vista Mortgage or other Loan Documents. statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; (b) rights of tenants under Leases or residency agreements; (c) other liens and security interests (if any) in favor of Agent for the benefit of the Lenders or otherwise approved by Agent; (d) mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and (e) such other title exceptions as Agent may reasonably approve in writing.

Mesa Vista Tenant: PM Management – Babcock NC, LLC, a Texas limited liability company.

Monthly Excess Cash Flow: The amount by which the monthly cash flow from the Projects exceeds the actual operating expenses for the Projects and all amounts payable under the Loan Documents for such month.

Mortgages: The collective reference to the Mesa Vista Mortgage, the Hammond Mortgage, the Wildewood Mortgage, the Slidell Mortgage, and the Hudson Mortgage.

Net Operating Income or NOI: The difference between (i) the Gross Revenues for the applicable period, less (ii) the Operating Expenses for such period.

Notes: As such term is defined in Section 4.2(a).

Opening of the Loan or Loan Opening: The first disbursement of Loan proceeds.

Operating Deficit: As such term is defined in Section 10.1(ee).

Operating Expenses: For any period, the actual costs and expenses of owning, operating, managing and maintaining the Projects during such period incurred by Operator for the Affiliate Operator Projects and Mesa Vista Borrower for Mesa Vista Project, determined on a GAAP basis, including, (i) either (a) a $350 per unit annual replacement reserve for the Affiliate Operator Projects, or (b) a $500 per bed annual replacement reserve for the Mesa Vista Project, and (ii) the greater of (a) the actual management fees for the Projects during such period, and (b) a management fee in an amount equal to five percent (5%), excepting, however, (w) interest expense, (x) taxes, (y) depreciation and amortization, and (z) lease expense for such period.

Operating Leases: Collectively, the Mesa Vista Operating Lease, the Hammond Operating Lease, the Wildewood Operating Lease, the Slidell Operating Lease, and the Hudson Operating Lease.

Operating Statement: As such term is defined in Section 10.1(m).

Operator(s): Shall mean, individually, or collectively, as applicable, the Hudson Operator, the Hammond Operator, the Wildewood Operator, and the Slidell Operator.

Operator Guaranty: As such term is defined in Section 4.2(h).

Original Maturity Date: November 14, 2017.

Permitted Exceptions: The collective reference to the Mesa Vista Permitted Exceptions, the Chateau Village Permitted Exceptions, the Wildewood Permitted Exceptions, the Slidell Permitted Exceptions, and the Hudson Permitted Exceptions.

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Permitted Transfer: Provided no Event of Default exists, the following Transfers shall be permitted without Agent’s consent: (i) transfers done solely for estate planning purposes of direct or indirect interests in any Borrower or Guarantor to non-minor family members of the applicable transferor or trusts or other entities established solely for the benefit of, and controlled by, the applicable transferor or family members of such transferor; (ii) the acquisition by Sentinel REIH or any other entity holding a direct or indirect interest in Sentinel REIH (collectively with Sentinel REIH, the “Sentinel Entities”) of a majority of the limited partner interests in Sentio HPOP or a majority of the ownership interests in Guarantor so long as Sentio HPOP or another entity satisfactory to Agent provides a carveout guaranty to Agent in favor of the Lenders along with notice of such transfer prior thereto on substantially the same form as the Sentio Guaranty; (iii) transfers of shares in Guarantor (other than to the Sentinel Entities pursuant to (ii) above) so long as Guarantor remains a publicly registered real estate investment trust and no such transfer results in a change in Control in or over Guarantor; and (iv) any transfer, pledge or encumbrance of direct or indirect ownership interests in or cash flow or cash distributions attributable to direct or indirect ownership interests in the Sentinel Entities so long as following any such transfer, pledge or encumbrance KKR directly or indirectly Controls the Sentinel Entities which hold direct interests in Guarantor and Sentio HPOP [provided, however, that this clause (iv) shall not supersede the provisions of clause (ii) if the same are applicable to the underlying transaction].

Project(s): Shall mean, individually or collectively as applicable, any of the Mesa Vista Project, the Hammond Project, the Wildewood Project, the Slidell Project, and the Hudson Project; provided, however, that, on the date hereof, such term shall only include the Initial Funding Projects. This term shall refer to the additional Projects for all purposes as, and when, each applicable Project is acquired by the applicable Borrower.

Project Operating Account(s): As such term is defined in Section 4.1(d).

Project Release Implied Debt Service: The total annual installments of interest that would be required for the Loan Amount calculated based upon a per annum interest rate equal to the greater of (i) the Applicable Rate, and (ii) four percent (4.00%).

Project Release DSC: The ratio of (a) the NOI for the applicable period, to (b) the Project Release Implied Debt Service.

Project Rent Account(s): As such term is defined in Section 4.1(d).

Reimbursement Contracts: means all third-party reimbursement contracts relating to any Project which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements, now or hereafter existing.

Release Price: For any Project, an amount equal to the greater of (i) one hundred percent (100%) of the net proceeds received by the applicable Borrower in connection with the sale or refinance of such Project, and (ii) the applicable Loan Allocation for such Project.

Required Lenders: Those Lenders holding at least sixty-six and 67/100th percent (66.67%) of the total outstanding principal balance of the Loans.

Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Lenders for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Lenders with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Sentio HPOP: Sentio Healthcare Properties OP, LP, a Delaware limited partnership

Sentinel REIH: Sentinel RE Investment Holdings, LP, a Delaware limited partnership.

Slidell Borrower: Sentio Landlord Slidell, LLC, a Delaware limited liability company.

Slidell Loan Allocation: $3,825,000.00.

SECURED LOAN AGREEMENT	Page 9

Slidell Mortgage: A Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, executed by Slidell Borrower in favor of Agent for the benefit of the Lenders securing this Agreement, the Notes, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Slidell Borrower’s fee simple interest in the Slidell Project, subject only to the Slidell Permitted Exceptions.

Slidell Operating Lease: That certain Lease Agreement between Slidell Borrower and Slidell Operator.

Slidell Operator: Slidell TRS, LLC, a Delaware limited liability company.

Slidell Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-4 hereto to which title to the Slidell Project may be subject at the Loan Opening, and (ii) at all times thereafter, (a) along with the liens and security interests created by the Slidell Mortgage or other Loan Documents. statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; (b) rights of tenants under Leases or residency agreements; (c) other liens and security interests (if any) in favor of Agent for the benefit of the Lenders or otherwise approved by Agent; (d) mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and (e) such other title exceptions as Agent may reasonably approve in writing.

Sentio: Sentio Healthcare Properties, Inc., a Maryland corporation.

Sentio Guaranty: As such term is defined in Section 4.2(d).

Title Insurer: Stewart Title Guaranty Company, or such other title insurance company licensed in the State as may be approved in writing by Agent.

Title Policies: As such term is defined in Section 8.1(a).

Transfer: As such term is defined in Section 12.1.

Wildewood Borrower: Wildewood Owner, LLC, a Delaware limited liability company.

Wildewood Loan Allocation: $6,535,000.00.

Wildewood Mortgage: As such term is defined in Section 4.2(c).

Wildewood Operating Lease: That certain Lease Agreement of even date herewith between Wildewood Borrower and Wildewood Operator.

Wildewood Operator: Wildewood TRS, LLC, a Delaware limited liability company.

Wildewood Permitted Exceptions: Shall mean (i) as of the date hereof, those matters listed on Exhibit B-3 hereto to which title to the Wildewood Project may be subject at the Loan Opening, and (ii) at all times thereafter, (a) along with the liens and security interests created by the Wildewood Mortgage or other Loan Documents. statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; (b) rights of tenants under Leases or residency agreements; (c) other liens and security interests (if any) in favor of Agent for the benefit of the Lenders or otherwise approved by Agent; (d) mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and (e) such other title exceptions as Agent may reasonably approve in writing.

2.2.          Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgages, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

SECURED LOAN AGREEMENT	Page 10

ARTICLE 3
BORROWERS’ REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties.

To induce each of the Lenders to execute this Agreement and perform its respective obligations hereunder, Borrowers hereby represent and warrant to the Lenders as follows:

(a)          Mesa Vista Borrower has good and marketable fee simple title in the Mesa Vista Project, subject only to the Mesa Vista Permitted Exceptions.

(b)          Hammond Borrower has, or will upon the acquisition thereof, good and marketable fee simple title in the Hammond Project, subject only to the Hammond Permitted Exceptions.

(c)          Wildewood Borrower has, or will upon the acquisition thereof, good and marketable fee simple title in the Wildewood Project, subject only to the Wildewood Permitted Exceptions.

(d)          Slidell Borrower has, or will upon the acquisition thereof, good and marketable fee simple title in the Slidell Project, subject only to the Slidell Permitted Exceptions.

(e)          Hudson Borrower has, or will upon the acquisition thereof, good and marketable fee simple title in the Hudson Project, subject only to the Hudson Permitted Exceptions.

(f)          No litigation or proceedings are pending, or to the best of Borrowers’ knowledge threatened in writing, against any Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to any Borrower, Guarantor or Project. To the best of Borrowers’ knowledge, there are no pending environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to any Project (collectively, “Environmental Proceedings”), and Borrowers have no knowledge of any threatened (in writing) Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(g)          Each Borrower (other than Mesa Vista Borrower) and each Operator is a duly organized and validly existing Delaware limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which such Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such Borrower. Mesa Vista Borrower is a duly organized and validly existing Delaware limited partnership and has full power and authority to execute, deliver and perform all Loan Documents to which Mesa Vista Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Mesa Vista Borrower.

(h)          Sentio is a duly organized and validly existing Maryland corporation and has full power and authority to execute, deliver and perform all Loan Documents to which such person is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such person.

(i)          No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner or member of any Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgages, the Assignments of Rents and UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on any Borrower or Guarantor or which have been obtained as of any date on which this representation is made or remade.

SECURED LOAN AGREEMENT	Page 11

(j)          The execution, delivery and performance of this Agreement, the execution and payment of the Notes and the granting of the Mortgages and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which any Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect any Project, any part thereof, any interest therein, or the use thereof.

(k)          There is no default under this Agreement or the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(l)          (i) No condemnation of any portion of any Project, (ii) no condemnation or relocation of any roadways abutting any Project, and (iii) no proceeding to deny access to any Project from any point or planned point of access to such Project, has commenced or, to the best of Borrowers’ knowledge, is contemplated by any Governmental Authority.

(m)          To the best of Borrowers’ knowledge, the current use of each Project does not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting such Project or any part thereof. To the best knowledge of Borrowers, no Project violates (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting such Project or any part thereof. To the best of Borrowers’ knowledge, neither the zoning authorizations, approvals or variances nor any other right to own or to use any Project is to any extent dependent upon or related to any real estate other than the Land applicable to such Project. All consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required for the ownership and operation of each Project as a skilled nursing facility or an AL/MC, as the case may be, have been obtained and maintained in full force and effect.

(n)          To the best of Borrowers’ knowledge, each Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between such Project and public highways; to the best of Borrowers’ knowledge, none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(o)          No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(p)          To the best of Borrowers’ knowledge, financial statements and other information previously furnished by any Borrower or Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to any Borrower or Guarantor has occurred since the respective dates of such statements and information. To the best of Borrowers’ knowledge, none of any Borrower, nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(q)          As of the date hereof and except as disclosed in the Environmental Report, (i) each Project is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of such Project, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) none of the Borrowers nor, to the best knowledge of Borrowers, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect any Project in violation of any applicable Laws, or any part thereof, and no Project has ever been used (whether by any Borrower or, to the best knowledge of Borrowers, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material in violation of any applicable Laws; (iii) no Project, nor any Borrower is subject to any existing, pending, or, to the best of Borrowers’ knowledge, threatened investigation or inquiry by any Governmental Authority, and no Project is subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) to the best of Borrowers’ knowledge, there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting any Project.

SECURED LOAN AGREEMENT	Page 12

(r)          Each Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(s)          None of the Borrowers nor their respective agents have entered into any Leases, subleases or other arrangements for occupancy of space within each Project other than the Operating Leases, resident agreements and leases for space of less than 1,000 square feet.

(t)          Except as set forth on the applicable survey delivered to Agent for each Project, no portion of the Improvements encroaches upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which any Borrower is aware or has reason to believe may exist) with respect to such Project.

(u)          The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, and each Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(v)          No Borrower is a party in interest to any plan defined or regulated under ERISA, and none of the assets of the Borrowers are “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(w)          No Borrower is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(x)          No Borrower uses any trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 17.

(y)          Each Borrower’s place of organization is the State of Delaware.

(z)          All statements set forth in the Recitals are true and correct.

(aa)         No Borrower, nor any Guarantor is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 23, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, each Borrower hereby agrees to provide Agent with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(bb)         Each Operating Lease is in full force and effect. To Borrower’s knowledge, there are no defaults (either monetarily or non-monetarily) by any Operator or any Borrower under its Operating Lease.

(cc)         No Borrower has entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor, and each Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Each Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of each Borrower).

SECURED LOAN AGREEMENT	Page 13

(dd)         After consultation with counsel concerning the federal anti-kickback law (42 U.S.C.A. SEC. 1320a-7b(b)), neither any Borrower nor its agent have offered or given any remuneration or thing of value to any person to encourage referral to the Projects nor has any Borrower or its agent solicited or received any remuneration or thing of value in exchange for any Borrower’s agreement to make referrals or to purchase goods or services for the Projects.

(ee)         Except for indirect ownership interests in any Borrower as a result of ownership of publicly traded shares of stock in Sentio, no physician or other healthcare practitioner has an ownership interest in any Borrower, any Project or, to the best of Borrowers’ knowledge, any Operator.

(ff)         No Borrower nor its Operator has granted to any third party the right to reduce the number of licensed beds in any Project or to apply for approval to transfer the right to any or all of the licensed beds to any other location.

(gg)          No Borrower nor any Guarantor or Project is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received by any Borrower or Guarantor from any federal, state or local government or quasi-governmental body or agency or any administrative or investigative body that would, directly or indirectly, or with the passage of time:

(i)          have a material adverse impact on a Borrower’s or an Operator’s ability to accept and/or retain residents or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible residents;

(ii)         modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the permits; or

(iii)        affect a Borrower’s continued participation in Third-Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

3.2.          Survival of Representations and Warranties.

Each Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrowers and approved by Agent in writing, at all times thereafter. Each request for a disbursement under the Loan Documents from the Holdback shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Loan Opening and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement. Each disbursement from the Holdback shall be deemed to be a reaffirmation by Borrowers that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Lender’s request, Borrowers shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4
LOAN AND LOAN DOCUMENTS

4.1.          Agreement to Borrow and Lend; Lenders’ Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrowers agree to borrow from the Lenders and each Lender agrees to lend to Borrowers the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If more than one Lender is a party hereto, the obligations of each such Lender with respect to the amount it has agreed to loan to Borrowers shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

SECURED LOAN AGREEMENT	Page 14

(a)          The maximum aggregate amount of the Loan shall not exceed the lesser of (i) Thirty-Eight Million Thirty-Five Thousand and No/100 Dollars ($38,035,000.00), (ii) the sum of (A) 75% of the “as-is” fair market value for the Mesa Vista Project as determined in an Appraisal plus (B) 69% of the fully earned-out cost of Hudson Borrower to acquire the Hudson Project as shown in the applicable closing statement, plus (C) 65% of the actual cost (including closing costs and reserves) of the applicable Borrowers to acquire the Slidell Project, the Hammond Project and the Wildewood Project as shown in the applicable closing statements, (iii) The sum of (A) 75% of the “as-is” fair market value for the Mesa Vista Project as shown in an Appraisal plus (B) 69% of the “as-stabilized” fair market value of the Hudson Project as shown in an Appraisal plus (C) 65% of the “as-stabilized” fair market value of the Slidell Project, the Hammond Project and the Wildewood Project as shown in one or more Appraisals, and (iv) such amount as will result in a Debt Service Coverage of at least 1.75 to 1.00 calculated based upon the “as-stabilized” NOI for each Project as shown in an Appraisal. The Loan will be funded in one or more advances commencing on the Loan Opening Date. The Loan is non-revolving, and amounts repaid hereunder shall not be available for further borrowing hereunder.

(b)          The Lenders agree, upon Borrowers’ compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to any Borrower, Guarantor or Project and no default or Event of Default has occurred and is continuing hereunder, to open the Loan, subject to the other provisions of this Agreement, and fund a first advance of $18,250,000.00 (the “Initial Funding”) of the Loan in connection with the Mesa Vista Project, the Hammond Project and the Slidell Project. The remaining $19,785,000.00 of the Loan (the “Holdback) shall be available to Borrowers for the closing of the acquisitions of the Wildewood Project and the Hudson Project subject to the conditions set forth in (c) below.

(c)          After the Loan Opening Date, Borrowers shall be entitled to additional advances of the Holdback upon receipt of written request for disbursement and satisfaction of the conditions thereto as set forth herein. Within seven (7) Business Days after the written request by Borrowers for the disbursement by Lenders of any portion of the Holdback, the Lenders shall fund the requested amount of the Holdback to Borrowers, provided that (i) no Material Adverse Change has occurred with respect to any Borrower, Guarantor or Project, (ii) no Event of Default and no material default exists hereunder or under any other Loan Document, (iii) all representations and warranties of Borrowers hereunder shall be deemed remade as of the requested date of funding, and (vi) Agent has received evidence satisfactory to Agent that all conditions set forth in Section 8.1 and 8.3 are fully satisfied as of the applicable disbursement date.

(d)          Borrowers and each Operator shall open two deposit accounts for each Project with Agent (each such account of Borrowers shall be a “Project Rent Account” and of Operators shall be a “Project Operating Account”); provided, however, that for the Mesa Vista Project, Mesa Vista Borrower shall open a Project Rent Account only. Thereafter, all rent received by Borrowers under the Operating Leases shall be deposited in the Project Rent Accounts and all cash flow from each Project received by Operators shall be deposited in the applicable Project Operating Account. During the existence of an Event of Default, all such rent and cash flow shall be available for payment of debt service on the Loan, and Agent, for the pro rata benefit of the Lenders, is authorized to pay principal or interest due upon the Notes during the existence of an Event of Default as well as real estate taxes if the same are not paid by the applicable Borrower or Operator prior to delinquency by debiting funds on deposit in the Project Rent Accounts and the Project Operating Accounts. Unless an Event of Default shall exist, Borrowers and Operators shall have access to and may use any or all the funds then held in the Project Rent Accounts or the Project Operating Accounts, respectively, for any lawful purpose which shall include, without limitation, payment of the operating expenses for the Projects, dividends, distributions or any other costs or expenses of Borrowers or Guarantors as permitted under the provisions of this Agreement, including, without limitation, Section 10.1(w).

4.2.          Loan Documents.

Each Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Agent the following documents in form and substance acceptable to Agent:

(a)          One or more promissory notes (the “Notes”), in the maximum amount of the Loan, executed by Borrowers and payable to the order of each Lender in the amount of such Lender’s Commitment.

SECURED LOAN AGREEMENT	Page 15

(b)          A Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Mesa Vista Mortgage”), executed by Mesa Vista Borrower in favor of Agent for the benefit of the Lenders securing this Agreement, the Notes, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Mesa Vista Borrower’s fee simple interest in the Mesa Vista Project, subject only to the Mesa Vista Permitted Exceptions.

(c)          A Deed of Trust, Absolute Assignment of Rents, Security Agreement and Fixture Filing (the “Wildewood Mortgage”), executed by Wildewood Borrower in favor of Agent for the benefit of the Lenders securing this Agreement, the Notes, and all obligations of Borrowers in connection with the Loan, granting a first priority lien on Wildewood Borrower’s fee simple interest in the Wildewood Project, subject only to the Wildewood Permitted Exceptions.

(d)          A Guaranty Agreement ( the “Sentio Guaranty”) executed by Sentio and pursuant to which Sentio guarantees the “Guaranteed Indebtedness” as such term is therein defined.

(e)          One Payment Guaranty from each Operator (collectively the “Operator Guaranty”) pursuant to which each Operator guarantees, on a joint and several basis, the “Guaranteed Indebtedness” as such term is therein defined.

(f)          One environmental indemnity for each Project (collectively, the “Indemnity”) from the applicable Borrower and Guarantors indemnifying Agent and the Lenders with regard to all matters related to Hazardous Materials and other environmental matters for each such Project.

(g)          The Assignments of Rents for the Mesa Vista Project and the Wildewood Project.

(h)          A security agreement executed by the Operators pursuant to which the Operators pledge all of their interests in the Project as collateral security for the obligations of Borrowers under the Loan Documents.

(i)          Such UCC financing statements as Agent’s counsel determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(j)          Such other documents, instruments or certificates as Agent and its counsel may reasonably require, including such documents as Agent in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3.          Term of the Loan.

(a)          Unless the Loan is otherwise earlier accelerated as permitted herein or under any other Loan Document, all principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Original Maturity Date, subject to the Extension Option. The terms and provisions of this Section 4.3 (and any extension of the Original Maturity Date pursuant hereto) shall not constitute a waiver of the requirement that any modification of the Note or any of the Loan Documents shall require the express written approval of Agent, no such approval (either expressed or implied) having been given as of the date hereof (other than as expressly set forth herein). The Extension Option shall automatically expire and terminate, and shall thereafter be null and void, if Borrowers do not duly elect such Extension Option expressly in accordance therewith.

(b)          Borrowers shall have the right to extend the Original Maturity Date through the Extended Maturity Date (“Extension Option”) provided that Borrowers satisfy the following conditions precedent:

(i)          The delivery by Borrowers to Agent not less than thirty (30) days prior to the Original Maturity Date (but not more than ninety (90) days prior to such Original Maturity Date) of written notice of Borrower’s election to exercise the extension of the Original Maturity Date (which notice shall also represent and warrant that as of the date thereof there shall exist no uncured Event of Default or any event which, with the passage of time or the giving of notice, would constitute an Event of Default;

SECURED LOAN AGREEMENT	Page 16

(ii)         As of the Original Maturity Date, there shall exist no uncured Event of Default or any event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(iii)        Borrowers shall, on the Original Maturity Date, pay to Agent, for the benefit of the Lenders, of an extension fee in an amount equal to the product of twenty-five basis points (0.25%) times the Loan Amount;

(iv)         Each Project other than the Mesa Vista Project must maintain a minimum occupancy of 85% determined on a quarterly basis for each quarter during the period from the Original Maturity Date through the Extended Maturity Date; and

(v)          Borrowers shall pay all reasonable expenses not to exceed $5,000.00, including (without limitation) reasonable attorneys’ fees and legal expenses, incurred by Agent in connection with determining whether the conditions set forth in this Agreement are fully satisfied and the resulting granting of or refusal to grant the Extension Option by the Lenders (and in connection with the preparation and execution of any documentation therefor).

4.4.          Prepayments.

Borrowers shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty other than any Breakage Costs so long as each such prepayment is made (i) upon not less than seven (7) days’ prior written notice to Agent, and (ii) in minimum increments of $500,000.00. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by each Lender as a result of the prepayment.

4.5.          Required Principal Payments.

In addition to and not in lieu of each monthly interest payment required under Section 5.1(a), if Borrowers exercise the Extension Option in accordance herewith, principal under the Notes shall be due and payable in monthly installments, commencing on November 10, 2017, and continuing on the tenth (10th) day of each successive month thereafter until the Extended Maturity Date. Each such installment shall be in an amount sufficient to fully amortize the Loan on a thirty (30) year amortization schedule at per annum interest rate of six and one-half percent (6.5%). Notwithstanding anything to the contrary, the aggregate outstanding balance of the Loan plus all accrued but unpaid interest shall be due and payable in full on the Final Maturity Date.

4.6.          Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) of four percent (4%) of said amount, which payment shall be in addition to all of Lenders’ other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Final Maturity Date.

ARTICLE 5
INTEREST

5.1.          Interest Rate.

(a)          The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. Except as expressly provided herein, the Adjusted LIBOR Rate shall be the “Applicable Rate”. Borrowers shall pay interest in arrears on the tenth (10th) day of every calendar month in the amount of all interest accrued and unpaid. All payments (whether of principal or of interest) shall be deemed credited to Borrowers’ account only if received by 12:00 noon Brooklyn, Ohio, time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

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(b)          If Agent determines in its reasonable discretion (i) that Dollar deposits in an amount approximately equal to the Loan for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lenders of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrowers may by law pay, then, in any such event, Agent shall so notify Borrowers and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Base Rate (or such lower rate as required by applicable law) until such time as the situations described above are no longer in effect or can be avoided, at which time the Loan shall again accrue interest at the Adjusted LIBOR Rate. At no time may there be more than three (3) LIBOR Rate Interest Periods in effect with respect to the Loan.

(c)          Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(d)          Borrowers shall pay all Breakage Costs incurred from time to time by Lenders upon demand.

(e)          If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the accrual of interest on the Loan at the Adjusted LIBOR Rate as contemplated by the Loan Documents, then (1) Agent shall notify Borrowers that Lenders are no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Base Rate, and (3) Borrowers shall pay to Agent the amount of Breakage Costs (if any) incurred in connection with such conversion. Thereafter, the Loan shall accrue interest at the Adjusted Base Rate until such time as the situation described herein is no longer in effect or can be avoided, at which time the Loan shall again accrue interest at the Adjusted LIBOR Rate.

(f)          The Loan shall bear interest at the Default Rate upon the election of the Lenders at any time at which an Event of Default shall exist.

ARTICLE 6
COSTS OF MAINTAINING LOAN

6.1.          Increased Costs and Capital Adequacy.

(a)          Borrowers recognize that the cost to the Lenders of maintaining the Loan or any portion thereof may fluctuate and, Borrowers agree to pay Agent for the pro rata benefit of the Lenders additional amounts to compensate the Lenders for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrowers as a result of:

(i)          any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Agent (other than taxes imposed on all or any portion of the overall net income or receipts of any Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lenders (which includes the Loan or any applicable portion thereof), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to such Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lenders under the Loan Documents; or

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(ii)         the maintenance by any Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b)          If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrowers shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)          Any amount payable by Borrowers under subsection (a) or subsection (b) of this Section 6.1 shall be paid within ten (10) days of receipt by Borrowers of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers, absent manifest error. Failure on the part of Agent to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of each Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrowers prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent to so notify Borrowers shall not affect Borrowers’ obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2.          Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, any Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Notes, the sums due from such Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

SECURED LOAN AGREEMENT	Page 19

ARTICLE 7
LOAN EXPENSE AND ADVANCES

7.1.          Loan and Administration Expenses.

Each Borrower unconditionally agrees to pay all reasonable expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Agent or any Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of each Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policies, at the promulgated rates, if applicable, charges of a Title Insurer or other escrowee for administering disbursements, all fees and costs of Agent’s Environmental Report, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Agent in connection with the determination of whether or not Borrowers have performed the obligations undertaken by Borrowers hereunder or have satisfied any conditions precedent to the obligations of each Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or the Notes or any portion thereof is not paid in full when and as due, all costs and expenses of Lenders (including, without limitation, court costs and counsel’s fees and disbursements) incurred in attempting to enforce payment of the Loan and expenses of Agent and each Lender incurred (including court costs and counsel’s fees and disbursements) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Each Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Agent and the Lenders harmless against all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising in relation to any claim by broker, finder or similar person.

7.2.          Lender’s Attorneys’ Fees and Disbursements.

Borrowers agree to pay the reasonable attorneys’ fees of the Lenders and disbursements incurred in connection with the Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3.          Time of Payment of Fees and Expenses.

Borrowers shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Agent may pay from the proceeds of the initial disbursement of the Loan all Loan expenses. Agent is hereby authorized, without any specific request or direction by Borrowers, to make disbursements from time to time in payment of or to reimburse Agent for all reasonable Loan expenses and fees.

7.4.          Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by any Lender under this Article 7 from time to time, and any amounts expended by Agent pursuant to this Agreement, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents.

7.5.          Right of Lender to Make Advances to Cure Borrowers’ Defaults.

In the event that any Borrower fails to perform any of such Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Agent may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Agent in so doing and shall constitute additional indebtedness evidenced by the Notes and secured by the Mortgages and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE 8
REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN AND ANY SUBSEQUENT DISBURSEMENT

8.1.          Conditions Precedent to Closing and Opening of the Loan.

Borrowers agree that the obligation of the Lenders’ to open the Loan is conditioned upon Borrowers’ performance and satisfaction of the following conditions precedent in form and substance satisfactory to Agent in its reasonable discretion:

(a)          Borrowers shall have furnished to Agent ALTA Mortgagee Title Insurance Policies, issued by the Title Insurer in the maximum amount of the Loan Allocation for each Project, insuring the lien of each applicable Mortgage as a valid first, prior and paramount lien upon the applicable Project and all appurtenant easements, and subject to no exceptions other than the applicable Permitted Exceptions (collectively, the “Title Policies”). The Title Policies shall satisfy the requirements of Exhibit C attached hereto and made a part hereof;

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(b)          Borrowers shall have furnished an ALTA plat of survey of each applicable Project prepared and certified by a surveyor licensed in the state in which the respective Land is located and otherwise satisfactory to Agent, in triplicate, showing, through the use of course bearings and distances, (i) all foundations of the Improvements in place; (ii) the dimensions and locations of all easements and roads or rights of way and setback lines, if any, affecting each Project, or required by subsection (i) of this Section and that the same are unobstructed; (iii) the dimensions, boundaries and square footage of the applicable Improvements, if any; (iv) that all foundations and other structures are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (v) the dimensions of all buildings and improvements, if any, and distance of such buildings and improvements from the lot lines; (vi) no encroachments by any improvements located on adjoining property, except as approved by Agent; (vii) whether or not the applicable Project is located within a flood plain or flood hazard area; (viii) the location of adjoining streets and utilities and the distance and name of the nearest intersecting streets; (ix) the dimensions and locations of all exterior parking areas, if any; and (x) such additional information which may be required by Agent. Each such survey shall be dated no earlier than ninety (90) days prior to the Loan Opening, shall be made (and certified to have been made) as set forth in Exhibit D attached hereto and made a part hereof. Such survey shall include the legal description of the applicable Land;

(c)          Borrowers shall have furnished to Agent prior to the Loan Opening Date satisfactory evidence that insurance coverages are in effect with respect to each applicable Project and each Operator and Borrowers, in accordance with the Insurance Requirements attached hereto as Exhibit E, for which the premiums have been fully prepaid with endorsements satisfactory to Agent;

(d)          Borrowers shall have furnished evidence that no litigation or proceedings shall be pending or, to the best of Borrowers’ knowledge, threatened in writing which could or might cause a Material Adverse Change with respect to any Borrower, Guarantor, or Project;

(e)          Borrowers shall have furnished to Agent an opinion from counsel for Borrowers and Guarantors covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Agent shall require;

(f)          Agent shall have obtained one or more Appraisals, which Appraisals must be satisfactory to Agent in all respects;

(g)          Borrowers shall have furnished to Agent a property condition report for each Project;

(h)          Borrowers shall have furnished to Agent current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(i)          Borrowers shall have furnished to Agent current annual financial statement of Sentio, and such other persons or entities connected with the Loan as Agent may request, each in form and substance and certified by Borrowers or Sentio, as applicable, as acceptable to Agent. Sentio shall provide such other additional financial information Agent reasonably requires;

(j)          Borrowers shall have furnished to Agent legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting each applicable Project or the use thereof;

(k)          Except for the Slidell Project, which is located in a special flood hazard area designated Zone A-1, Agent has received evidence that no portion of the applicable Projects is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion;

(l)          If any Title Policy does not include a zoning endorsement, Borrowers shall have furnished to Agent a zoning report for each applicable Project in form satisfactory to Agent;

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(m)          Borrowers shall have furnished to Agent proof satisfactory to Agent of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including each Borrower and Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Agent, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Agent may reasonably require to evidence the authority of the persons executing the Loan Documents;

(n)          Borrowers shall have furnished an environmental report (“Environmental Report”) for each applicable Project prepared at Borrowers’ expense by a qualified environmental consultant approved by Agent. The environmental survey shall, at a minimum, (a) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at each Project, except as acceptable to Agent in its sole and absolute discretion, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at any Project, including the results of leak detection tests for each underground storage tank located at such Project, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Material or underground storage tanks from any Project was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district;

(o)          Borrowers shall have delivered to Agent a copy of the executed Operating Lease for each applicable Project between the applicable Borrower and the applicable Operator along with a subordination, non-disturbance and attornment agreement fully executed between the applicable parties on Agent’s form;

(p)          There shall be no uncured Default or Event of Default by any Borrower hereunder;

(q)          Borrowers shall have delivered to Agent copies of the current licenses for each applicable Project;

(r)          Borrowers shall have delivered to Agent a pro forma covenant compliance certificate in the form attached hereto as Exhibit G;

(s)          Borrowers shall have furnished to Agent a subordination and non-disturbance agreement and tenant estoppel certificate, in each case on Agent’s form executed by Mesa Vista Tenant; and

(t)          Borrowers shall have furnished to Agent such other materials, documents, papers or requirements regarding any Project, Borrowers and Guarantor as Agent shall reasonably request.

The conditions contained in this Section 8.1 are for the sole benefit of the Lenders, and Agent, on behalf of the Lenders, may, in its sole discretion, waive Borrowers’ compliance with any one (1) or more conditions; provided, that, in no event shall the waiver of one (1) condition by Agent constitute the waiver of any other condition listed above.

8.2.          Monthly Payouts.

After the Opening of the Loan, further disbursements of the Loan shall be made from time to time, but no more frequently than once in each calendar month at Lender’s sole discretion (other than with respect to the acquisition of the Wildewood Project and the Hudson Project in which case the Borrowers may obtain two disbursements during the applicable month) and subject to Section 4.1(c); provided, however, that the obligation of the Lenders to fund any disbursements for the Projects other than the Initial Funding Projects shall terminate on January 31, 2015. Thereafter, only amounts under the Debt Service Reserve and the Hudson Project Holdback shall be available to Borrowers in accordance with the other provisions of this Agreement.

SECURED LOAN AGREEMENT	Page 22

8.3.          Documents to be Furnished for Each Disbursement.

As a condition precedent to each disbursement of a portion of the Holdback, Borrowers shall furnish or cause to be furnished to Agent the following documents covering each disbursement, in form and substance satisfactory to Lender:

(a)          A completed Borrower’s Certificate executed by an Authorized Representative in the form of Exhibit I attached hereto or such other form as may be approved by Agent;

(b)          A completed pro forma covenant compliance certificate in the form attached hereto as Exhibit G;

(c)          The applicable Mortgage for any additional Project;

(d)          The applicable Assignment of Rents for any additional Project;

(e)          An assignment and subordination of the management agreement for the applicable Project in form and substance satisfactory to Agent in all respects;

(f)          The items covered in subparagraphs a, b, c, e, f, g, j, k, l, n, o and q of Section 8.1 for the applicable additional Project; and

(g)          Such other instruments, documents and information the Title Insurer may reasonably request.

Disbursements shall be made approximately seven (7) Business Days after receipt of all information required by Lender to approve the requested disbursements.

ARTICLE 9
RESERVED

ARTICLE 10
BORROWERS’ AGREEMENTS

10.1.          Borrowers further covenant and agree as follows:

(a)          Opening of Loan on the Loan Opening Date. All conditions precedent to the Opening of the Loan shall be complied with on or prior to the Loan Opening Date. If such conditions are not complied with as of the Loan Opening Date, Agent may at its sole option terminate the obligation of the Lenders to fund the Loan by written notice to Borrowers.

(b)          Inspection by Agent. Borrowers will cooperate with Agent in arranging for inspections by representatives of Agent from time to time provided, that unless an Event of Default exists, upon twenty-four (24) hours prior notice to Borrowers. Such inspection shall include an examination of (i) the Improvements, and (ii) all books, contracts and records with respect to the Improvements.

(c)          Mechanics’ Liens and Contest Thereof. Borrowers will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any Project, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce said Title Insurer to issue an endorsement to the Title Policy insuring against all such claims or liens; and provided further, that the aggregate amount of liens so insured against at any time shall not exceed $25,000.00 for any one Project or $150,000.00 in the aggregate without Agent’s prior written consent.

SECURED LOAN AGREEMENT	Page 23

(d)          Settlement of Mechanics’ Lien Claims. If Borrowers shall fail promptly either (i) to discharge any such lien, or (ii) to contest claims asserted and give security or indemnity in the manner provided in subsection (c) of this Section, or having commenced to contest the same, and having given such security or indemnity, shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Title Insurer for its full amount, or upon adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Agent or any Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Agent shall not be required to inquire into the validity or amount of any such claim.

(e)          Renewal of Insurance. Borrowers shall maintain, or cause the Operators to maintain, insurance policies to be maintained in compliance with Exhibit E at all times. Borrowers shall timely pay, or cause the Operators to pay, all premiums on all insurance policies required hereunder, and as and when additional insurance is required by Agent, from time to time, and as and when any policies of insurance may expire, furnish to Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Agent in accordance with Section 8.1(c).

(f)          Payment of Taxes. Borrowers shall pay, or cause to be paid, all real estate taxes and assessments and charges of every kind upon the Projects before the same become delinquent, provided, however, that Borrowers shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrowers have notified Agent of their intent to contest such taxes, and (iii) Borrowers have deposited security in form and amount satisfactory to Agent, in its sole discretion. If Borrowers fail to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent, on behalf of the Lenders, may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes). Borrowers shall furnish to Agent evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(g)          Escrow Accounts. During the continuance of an Event of Default, Borrowers shall, following the written request of Agent and for so long as such Event of Default is continuing, make insurance and tax escrow deposits, in amounts reasonably determined by Agent from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Agent in Agent's name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Agent's holding of the escrow account, nothing herein shall obligate Agent or any Lender to pay any insurance premiums or real property taxes with respect to any portion of the Projects, provided that, so long as no Event of Default exists, Agent shall make available to Borrowers such funds as may be deposited in the escrow account from time to time for Borrowers' payment of insurance premiums or real property taxes due with respect to the Projects.

(h)          Personal Property. All of Borrowers’ personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Projects shall always be located at the applicable Project and shall be kept free and clear of all liens, encumbrances and security interests, except for equipment and vehicle lease financing in the ordinary course of business; provided, however, that a Borrower may dispose of equipment that is either broken, worn out or obsolete in the ordinary course of business provided that any such Borrower replaces such equipment with new equipment of at least comparable value and utility, and a Borrower may dispose of equipment (for fair market value) that is no longer necessary for the operation of the Project.

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(i)          Operating Leases. Each Borrower shall maintain its Operating Lease in full force and effect and timely perform all of its obligations thereunder and not permit the termination or any material amendment of any Operating Lease unless the prior written consent of Lenders is first obtained. Upon the occurrence of default by an Operator under an Operating Lease that is not cured within applicable notice and cure periods, upon Lenders’ request, Borrowers shall promptly engage oversight management services from a management company reasonably acceptable to the Lenders. In the event that bankruptcy or insolvency proceedings are instituted by or against any Operator, each Borrower shall (to the extent permitted by the applicable bankruptcy court having jurisdiction over such proceedings), upon written instruction received from Agent, terminate the Operating Lease.

(j)          Defaults Under Leases. Borrowers will not suffer or permit any breach or material default to occur in any of Borrowers’ obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrowers to meet any requirement of any Lease, which default or failure results in a Material Adverse Change, including, without limitation, under any Operating Lease between any of the Borrowers and any Operator.

(k)          Agent’s Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrowers (in addition to Agent’s reasonable attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Agent’s reasonable attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Agent or any Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Projects, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Agent and each Lender or any of Borrowers’ obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional liability owing by Borrowers to Agent and/or the applicable Lender, on a joint and several basis, payable on demand.

(l)          Appraisals. No more than one time in every twelve (12) month period unless an Event of Default shall occur, Agent shall have the right to obtain a new or updated Appraisal of any Project from time to time. Borrowers shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with any applicable law or regulatory requirement or an Event of Default exists, Borrowers shall pay for any such Appraisal upon Agent’s request.

(m)          Furnishing Information. Borrowers shall provide Lender or shall cause Guarantor or Operator to provide to Agent the following financial statements and information on a continuing basis during the term of the Loan:

(i)          Within one hundred twenty (120) days after the end of each calendar year, audited financial statements of Sentio on a GAAP basis (which include balance sheet, income statement, cash flow statement and all supporting notes and a schedule of real estate);

(ii)         Within forty-five (45) days after the end of each quarter, consolidated, unaudited interim financial statements of the operations of the Projects other than the Mesa Vista Project, certified as true and correct by a financial officer of the Borrowers or Operators, prepared in accordance with GAAP, for the quarter then ended and for the fiscal year to date, which such statements shall be accompanied by a covenant compliance certificate in the form attached hereto as Exhibit G;

(iii)        Within forty-five (45) days after the end of each quarter, consolidated, unaudited interim financial statements of Borrowers, certified as true and correct by a financial officer of Borrowers, prepared in accordance with GAAP, which statements shall include a consolidated balance sheet and statement of income and expenses for the quarter then ended and for the fiscal year to date.

(iv)         On an annual basis not later than 60 days after the end of Borrowers’ fiscal year, an updated annual operating budget for the Borrowers for the next succeeding calendar year;

SECURED LOAN AGREEMENT	Page 25

(v)          Upon request of Agent, copies of all licensure survey reports and statements of deficiencies (with plans of correction attached thereto) (based on availability and applicability).

(vi)         Within three (3) days after receipt, any and all notices (regardless of form) from any and all licensing agency, that any Project’s license or certification is being downgraded to a substandard category, revoked or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke or suspend a Project’s license or certification.

Agent reserves the right to require that the annual and/or quarterly financial statements of Borrowers, or Guarantor be audited and prepared by a nationally recognized accounting firm or independent certified public accounting firm acceptable to Lender, at their respective sole cost and expense, if (i) an Event of Default exists, or (ii) if Lender has reasonable grounds to believe that the unaudited financial statements do not accurately represent the financial condition of Borrowers or Guarantor as the case may be. Lender further reserves the right to require such other financial information of Borrowers, Guarantor, and/or the Projects, at such other times (including monthly or more frequently) as it shall deem necessary. All financial statements must be in the form and detail as Lender shall from time to time reasonably request. Borrowers shall during regular business hours permit Agent or any of its agents or representatives (after twenty-four hours prior notice to Borrowers unless an Event of Default exists) to have access to and examine all of its books and records regarding the development and operation of each Project.

(n)          Lost Note. Upon any Lender’s furnishing to Borrowers an affidavit to such effect, Borrowers shall, if the applicable Note is mutilated, destroyed, lost or stolen, deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as the such Note.

(o)          INDEMNIFICATION. BORROWERS SHALL INDEMNIFY AGENT, EACH LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS, INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) THE OPERATION OR MAINTENANCE OF THE PROJECT; (II) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT; OR (III) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, ANY BORROWER OR PROJECT (EXPRESSLY INCLUDING, WITHOUT LIMITATION, TO THE EXTENT CAUSED BY THE NEGLIGENCE OF THE INDEMNIFIED PARTY). NO INDEMNIFIED PARTY SHALL, HOWEVER, BE ENTITLED TO BE INDEMNIFIED AGAINST ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(p)          No Additional Debt. Except for the Loan, no Borrower shall incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred and equipment and vehicle lease financing in the ordinary course of business.

(q)          Compliance With Laws. Each Borrower and each Operator shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over such Borrower, Operator or any applicable Project where such failure to comply would result in a Material Adverse Change.

(r)          Organizational Documents. No Borrower nor any Operator shall, without the prior written consent of Agent, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

(s)          Furnishing Reports. Within thirty (30) days from receipt thereof, Borrowers shall provide Agent with copies of all inspections, reports, test results and other information received by any Borrower or Operator which relate to any Project or any part thereof in any material respect.

SECURED LOAN AGREEMENT	Page 26

(t)          Management Contracts. Borrowers shall not and shall not permit Operators to, enter into, modify in any material respect, amend in any material respect, terminate or cancel any management agreement (or any other contract related to the management or operation of any Project) for any Project or agreements with agents or brokers, without the prior written approval of Agent, which approval shall not be unreasonably withheld by Agent.

(u)          Furnishing Notices. Borrowers shall provide Agent with copies of all material notices pertaining to any Project received by any Borrower from any Operator, any Governmental Authority or insurance company within seven (7) Business Days after such notice is received.

(v)          Alterations. Without the prior written consent of Agent, which consent will be not be unreasonably withheld, Borrowers shall not make, or permit to be made, any alterations with a total cost greater than $100,000 to any Project, other than alterations and improvements in the ordinary course of business and the Immediate Repairs. Notwithstanding the foregoing, the Borrowers shall not be required to obtain the consent of Agent to commence and complete renovations to the roof at the Slidell Project and the Hammond Project.

(w)          Distributions. At all times while any indebtedness under the Loan remains outstanding, no Borrower nor any Operator shall make any distributions to partners, members or shareholders; provided, however, so long as no Event of Default exists as of the date of any such distribution and after giving effect thereto, Operators shall have access to and may use any or all Monthly Excess Cash Flow for any cash distribution. If an Event of Default occurs and is continuing, Agent, for the pro rata benefit of the Lenders, may take all Monthly Excess Cash Flow and apply the same to the aggregate outstanding balance under the Loan Documents. Notwithstanding the foregoing, Borrowers shall be permitted to make equity distributions as, and in an amount, necessary for Sentio to maintain REIT status whether or not an Event of Default exists.

(x)          Minimum Debt Service Coverage. Borrowers shall not permit the Debt Service Coverage for any applicable Project to be less than that set forth on Schedule II attached hereto. Such covenant shall be tested on a quarterly basis commencing on March 31, 2015, and continuing on the last day of each quarter thereafter until the Final Maturity Date. The calculation shall be based upon a trailing three (3) months. If any Project shall fail to achieve the required Debt Service Coverage for any applicable quarter, Borrowers may, up to three times during the term of the Loan, prepay a portion of the Loan in an amount sufficient to cause the applicable Project to be in compliance.

(y)          Lien Searches. Without limiting the obligations of the Borrowers hereunder, Borrowers agree, within ten (10) days of Lender’s written demand, to reimburse Agent for all expenses not to exceed $2,500 in any twelve (12) month period incurred by Agent in periodically (up to one (1) time per year) verifying the performance of each Borrower of its obligations under the Loan Documents and the security and priority of the Mortgages, including without limitation expenses incurred by Agent for title searches, title updates and endorsements, tax and judgment lien searches, litigation searches, and UCC searches.

(z)          REIT Status. Sentio shall maintain its status as a real estate investment trust at all times that any portion of the Loan is outstanding.

(aa)         CGL Coverage and Flood Coverage. On or before December 14, 2014, Borrowers shall provide Agent evidence satisfactory to Agent that Borrowers have obtained (i) commercial general liability coverage at the Mesa Vista Project in accordance with Agent’s insurance requirements set forth on Exhibit E attached hereto, and (ii) coverage for the Slidell Project that offsets the $1,000,000.00 deductible regarding the flood insurance for such Project.

(bb)         Conduct of Operations. Borrowers shall conduct, or cause Operator to conduct, the operation of each Project at all times in a manner consistent with the level of operation of other similar skilled nursing facilities, including without limitation, the following:

(i)          to maintain the standard of care for the residents of the Project at all times at a level necessary to ensure quality care for the residents of the Project in accordance with customary and prudent industry standards;

SECURED LOAN AGREEMENT	Page 27

(ii)         to operate the Project in a prudent manner and in substantial compliance with applicable laws and regulations relating thereto and cause all permits, Reimbursement Contracts, and any other agreements necessary for the use and operation of the Project or, if applicable, as may be necessary for participation in reimbursement programs (if any) to remain in effect without reduction in the number of licensed units authorized for applicable reimbursement programs;

(iii)        to maintain sufficient inventory and equipment of types and quantities at the Project to enable each Borrower and Operator to perform operations of the Projects adequately;

(iv)         to keep all improvements and equipment located on or used or useful in connection with each Project in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition;

(v)          generally maintain sufficient cash in the operating accounts of the Projects in order to satisfy the working capital needs of the Projects; and

(vi)         to keep all required permits current and in full force and effect.

(cc)         Periodic Surveys. Borrowers shall furnish or cause each Operator to furnish to Agent, within twenty (20) days of receipt, a copy of any licensing agency survey or report and any statement of deficiencies and/or any other report indicating that any action is pending or being considered to downgrade any Project to a substandard category, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Agent a copy of the plan of correction generated from such survey or report for any Project, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in a reimbursement program pursuant to any Reimbursement Contract for existing residents or for new residents to be admitted with coverage, by the date required for cure by such agency (plus extensions granted by such agency).

(dd)         Anti-Kickback Law. After consultation with counsel concerning the federal anti-kickback law (42 U.S.C.A. SEC. 1320a-7b(b)), neither Borrowers nor their agents shall offer or give any remuneration or thing of value to any person to encourage referral to the Projects nor will Borrowers or their agents solicit or receive any remuneration or thing of value in exchange for Borrowers’ agreement to make referrals or to purchase goods or services for the Projects.

(ee)         Debt Service Reserve. From and after the Loan Opening Date, $500,000.00 (“Debt Service Reserve”) of the Loan shall be held back from the Loan based upon a pro rata share from the Loan Allocation for each Project as follows: (i) Mesa Vista Project, $0.00; (ii) Hammond Project, $125,000.00; (iii) Wildewood Project, $125,000.00; (iv) Slidell Project, $125,000.00; and (v) Hudson Project, $125,000.00. Borrowers may request a disbursement of such funds to pay any portion of the aggregate monthly actual operating expenses of the Projects (including debt service on the Loan) in excess of the aggregate gross revenues of the Projects for such period (an “Operating Deficit”). Agent’s approval of any request for release of any portion of the Debt Service Reserve shall be subject only to receipt of evidence satisfactory to Agent that no Event of Default exists and of the amount of any Operating Deficit.

(ff)         Change in Management. Borrower shall not permit a change in the management of Guarantor from a management team led by John Mark Ramsey other than to an experienced seniors housing management team approved by Agent in its reasonable discretion.

(gg)         Hudson Project Holdback. The Hudson Project Holdback shall be held back from any funding of proceeds of the Loan in connection with the Hudson Project. The Hudson Project Holdback shall be available to Borrowers upon request for disbursement by Lenders upon receipt by Agent of evidence satisfactory to Agent of (i) no Event of Default, and (ii) the achievement of an Earnout Agreement NOI of $1,525,000.00 for the Hudson Project for a twelve month period ending on the applicable date of determination.

SECURED LOAN AGREEMENT	Page 28

(hh)         Relationships. Except for indirect ownership interests in any Borrower as a result of ownership of publicly traded shares of stock of Sentio, Borrowers will not allow a physician or other healthcare practitioner to have an ownership interest in a Borrower or any Project.

ARTICLE 11
CASUALTIES AND CONDEMNATION

11.1.       Agent’s Election to Apply Proceeds on Indebtedness.

The Lenders may elect to collect, retain and apply upon the indebtedness of Borrowers under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including reasonable attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Agent to Borrowers.

11.2.       Borrowers’ Obligation to Rebuild and Use of Proceeds Therefor.

In case the Lenders do not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 11.1 above, Borrower shall:

(a)          Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Agent;

(b)          In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Agent the full amount required to complete construction as aforesaid;

(c)          In the event the Proceeds are insufficient to assure the Lenders that the Loan will be in balance, promptly deposit with Agent any amount necessary to place the Loan in balance; and

(d)          Promptly proceed with the assumption of construction of such Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrowers for a disbursement by Agent of Proceeds and funds deposited by Borrowers shall be treated by Agent as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 12
ASSIGNMENTS and/or transfers BY BORROWERS

12.1.       Prohibition of Assignments and Transfers by Borrowers.

Borrowers shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Other than a Permitted Transfer, without the prior written consent of Agent, in Agent’s sole discretion, Borrowers shall not suffer or permit the sale, transfer, lease (other than the Operating Leases and in the ordinary course of business pursuant to residency agreements and without material deviation from the pro forma rents previously provided by Borrowers to Agent), conveyance, alienation, pledge, assignment, encumbrance, hypothecation or other disposition (a “Transfer”) of (i) all or any portion of any Project or any portion of any other security for the Loan, (ii) all or any portion of any Borrower’s right, title and interest in and to any Project or any portion of any other security for the Loan, or (iii) any interest in any Borrower or Operator or any interest in any entity which holds an interest in, or directly or indirectly controls, any Borrower or Operator.

SECURED LOAN AGREEMENT	Page 29

12.2.       Releases of Collateral.

Notwithstanding the foregoing, Borrowers shall have the right at any time to obtain release of any Project from the liens securing the Notes upon making the respective payments set out hereunder and upon compliance with the following terms and conditions:

(a)          No Event of Default or event which with the passing of time and/or giving of notice will constitute an Event of Default exists or will exist after giving effect to the proposed release;

(b)          Borrowers deliver to Agent for the benefit of the Lenders the Release Price for the applicable Project to be applied to the aggregate outstanding principal balance under the Notes;

(c)          Agent shall have received evidence satisfactory to Agent that (i) the aggregate "as-is" value of the remaining Projects (based upon the Appraisals delivered to Agent in connection with the closing of the Loan) on a fee simple basis exceeds the aggregate Loan Amount, after giving effect to any pay down of the Loan in connection with the applicable release, such that the Loan Amount shall be less than or equal to sixty-five percent (65%) of the aggregate “as stabilized” value for the remaining Projects, and (ii) the Project Release DSC for the remaining Projects is in excess of 1.75 to 1.00 for the six (6) month period immediately preceding the applicable date of determination;

(d)          All partial release documents shall be prepared at the expense of Borrowers and shall be in form and substance satisfactory to Agent. Borrowers shall present to Agent a written request for a partial release, specifically identifying the Project to be released, together with an appropriate partial release document required to be paid in order to entitle Borrowers to such partial release, or escrow arrangements satisfactory to Agent for delivery of any partial release. Agent will execute, acknowledge and return the partial release documents to Borrowers within five (5) business days after Agent's receipt of the above specified items. In connection with and at the time of the partial release of a Project, Agent shall further release the applicable Borrower from any and all liabilities and obligations under the Loan Documents which accrue from and after the date of such release, subject to any indemnity obligations that expressly survive payment in full; and

(e)          Borrowers shall reimburse Agent for all out-of-pocket fees and costs, including, without limitation, reasonable legal fees in connection with the granting of such partial releases and shall provide Agent with any and all information reasonably requested by Agent with respect to the Project to be released.

12.3.       Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 12.2 above, no Borrower shall assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in such Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in such Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of the Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in any Lender being deemed in violation of any applicable provision of ERISA. Each Borrower agrees to indemnify and hold Agent and each Lender free and harmless from and against all losses, costs (including reasonable attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Agent or any Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of each Borrower and shall survive repayment of the Notes, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

SECURED LOAN AGREEMENT	Page 30

12.4.       Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 12, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 13
TIME OF THE ESSENCE

13.1.       Time is of the Essence.

Borrowers agree that time is of the essence under this Agreement.

ARTICLE 14
EVENTS OF DEFAULT

14.1.       Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)          Failure of Borrowers (i) (x) to pay the aggregate outstanding balance under the Notes on the Final Maturity Date, (y) to make any scheduled payment of principal (other than that required on the Final Maturity Date) or interest within ten (10) days after the date when due or (z) to observe or perform any of the other covenants or conditions by any Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrowers shall have an additional sixty (60) days, so long as Borrowers have commenced and is diligently pursuing a cure of the applicable default, and provided further that if a different notice or grace period is specified under any other paragraph of this Article 14 with respect to a particular breach, the specific provision shall control. No cure period shall be afforded to Borrowers’ failure to observe or perform any covenants or conditions contained in Section 10.1(m), (p), (r), (w), (x), or (z).

(b)          Any Transfer or other disposition in violation of Sections 12.2 or 12.3.

(c)          If any warranty, representation, statement, report or certificate made now or hereafter by any Borrower or Guarantor is materially untrue or materially incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrowers cure said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d)          Any Borrower or Guarantor shall commence a voluntary case concerning any Borrower or Guarantor under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”); or an involuntary proceeding is commenced against any Borrower or Guarantor under the Bankruptcy Code and relief is ordered against any Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of any Borrower or Guarantor; or any Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to any Borrower or Guarantor; or there is commenced against any Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of ninety (90) days; or any Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days.

SECURED LOAN AGREEMENT	Page 31

(e)          Any Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of any Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f)          If any Borrower is enjoined, restrained or in any way prevented by any court order from operating any Project.

(g)          One or more final, unappealable judgments are entered against any Borrower in amounts aggregating in excess of $150,000, and said judgments are not paid, stayed or bonded over within thirty (30) days after entry.

(h)          If any Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party which failure to pay or default would have a Material Adverse Change to Borrowers, the Projects or Borrowers’ ability to perform their obligations under this Agreement, and such failure or default continues after any applicable grace or cure period specified in the instrument or agreement relating thereto.

(i)          If a Material Adverse Change occurs with respect to any Borrower, Project or Guarantor.

(j)          The occurrence of any other event or circumstance defined as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(k)          The failure of Borrowers to correct or to cause its Operator to correct, within the time deadlines set by any applicable licensing agency, any deficiency which would result in the following actions by such agency with respect to any Project:

(i)          a termination of any Reimbursement Contract or any permit; or

(ii)         a ban on new admissions generally which is not lifted within thirty (30) days.

(l)          any action by a Governmental Authority to enjoin or otherwise prohibit a Project from operating as a senior care facility, including, without limitation, in connection with a revocation of, or failure to renew, an applicable license.

(m)          A default under the Mesa Vista Operating Lease by Mesa Vista Borrower;

(n)          The failure of Sentio to maintain the financial covenants set forth in Paragraph 7 of the Guaranty.

(o)          The assessment against any Borrower, Operator, or any Project of any fines or penalties by any state health or licensing agency having jurisdiction over such Persons or the Project in excess of $50,000, which are not paid or discharged within thirty (30) days following such assessment; provided, however, Borrower shall not be in default if Borrower or Operator is in good faith disputing such assessment or if such assessment is the obligation of the Mesa Vista Tenant.

SECURED LOAN AGREEMENT	Page 32

ARTICLE 15
LENDERS’ REMEDIES IN EVENT OF DEFAULT

15.1.       Remedies Conferred Upon Lenders.

Upon the occurrence of any Event of Default that is continuing, Agent may, and at the request of Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)          Take possession of the Projects and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrowers under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Projects to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Projects; to execute all applications and certificates in the name of each Borrower prosecute and defend all actions or proceedings in connection with the Improvements or the Projects; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which any Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)          Declare the Notes to be immediately due and payable;

(c)          Use and apply any monies or letters of credit deposited by any Borrower with Agent, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lenders;

(d)          Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lenders by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 14(d), all amounts evidenced by the Notes shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrowers.

ARTICLE 16
GENERAL PROVISIONS

16.1.       Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

16.2.       Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

16.3.       GOVERNING LAW.

EXCEPT AS SET FORTH IN THE MORTGAGE, ALL OF THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

SECURED LOAN AGREEMENT	Page 33

16.4.       Acquiescence Not to Constitute Waiver of Lenders’ Requirements.

Each and every covenant and condition for the benefit of the Lenders contained in this Agreement may be waived by the Lenders, provided, however, that to the extent that the Lenders may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by the Lenders of such requirements with respect to any future disbursements of Loan proceeds.

16.5.       Disclaimer by Lenders.

This Agreement is made for the sole benefit of Borrowers and the Lenders, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Agent or the Lenders pursuant to this Agreement. Neither Agent nor any Lender shall be liable for any debts or claims accruing in favor of any such parties against any Borrower or others or against the Project. The Lenders, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with any Borrower or any fiduciary of Borrower.

16.6.       Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.7.       Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Agent (and, to the extent applicable, the Required Lenders). Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

16.8.       Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.9.       Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrowers to the Lenders, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

16.10.     Waiver of Damages.

In no event shall Agent or any Lender be liable to any Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Agent or any Lender of its obligations under this Agreement or any of the Loan Documents, and each Borrower for itself and Guarantor waive all claims for punitive, exemplary or consequential damages.

SECURED LOAN AGREEMENT	Page 34

16.11.     Claims Against Lenders.

Neither Agent nor any Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of any Borrower shall have been given to Agent within three (3) months after such Borrower first had knowledge of the occurrence of the event which such Borrower alleges gave rise to such claim and such person does not remedy or cure the default, if any there be, promptly thereafter. Each Borrower waives any claim, set-off or defense against Agent or any Lender arising by reason of any alleged default by Agent or any Lender as to which such Borrower does not give such notice timely as aforesaid. Each Borrower acknowledges that such waiver is or may be essential to the Lenders’ ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between the Lenders and Borrowers with regard to the Loan.

16.12.     Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY THE LENDERS. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE AGENT ON BEHALF OF THE LENDERS FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. EACH BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY STATE OF OHIO OR UNITED STATES COURT SITTING IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF A BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

16.13.     Set-Offs.

After the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably authorizes and directs each Lender from time to time to charge such Borrower’s accounts and deposits with such Lender (or its Affiliates), and to pay over to such Lender an amount equal to any amounts from time to time due and payable to such Lender hereunder, under the Notes or under any other Loan Document. Each Borrower hereby grants to Agent for the benefit of the Lenders a security interest in and to all such accounts and deposits maintained by such Borrower with each Lender (or its Affiliates); provided, however, the foregoing shall exclude any trust accounts or accounts with funds held for the benefit of third parties (such as residents).

16.14.     Authorized Representative.

Borrowers hereby appoint John Mark Ramsey, Sharon Kaiser and Kevin Thomas of Borrowers, as their “Authorized Representative” for purposes of dealing with Agent on behalf of Borrowers in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrowers. All actions by the Authorized Representative shall be final and binding on Borrowers. The Lenders may rely on the authority given to the Authorized Representative until actual receipt by Agent on behalf the Lenders of a duly authorized resolution substituting a different person as the Authorized Representative. No more than three persons shall serve as Authorized Representative at any given time.

SECURED LOAN AGREEMENT	Page 35

ARTICLE 17
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrowers:

c/o Sentio Healthcare Properties, Inc.

189 South Orange Avenue, Suite 170

Orlando, Florida 32801

Attention:	John Mark Ramsey
Attention:	Kevin Thomas
Attention:	Sharon Kaiser
Telephone:	(407) 999- 679
Facsimile:	(407) 999–5210

With a courtesy copy to:

Foley & Lardner LLP

111 North Orange Avenue, Suite 1800

Orlando, Florida 32801

Attention:	Michael A. Okaty, Esq.
Telephone:	(407) 244-3229
Facsimile:	(407) 648–1743

If to Agent:

KeyBank National Association

Mailcode: OH-01-51-0311

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention:	Amy L. MacLearie,
KREC Commercial Loan Closer-Assistant Vice President
Telephone:	(216) 813-6935
Facsimile:	(216) 357-6383

With copies to:

KeyBank Real Estate Capital

Healthcare Group

4200 West Cypress Street, Suite 490

Tampa, Florida 33607-4168

Attention:	Grant Saunders, Senior Vice President
Telephone:	(813) 313-5516
Facsimile:	(813) 313-5555

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

SECURED LOAN AGREEMENT	Page 36

ARTICLE 18
RESERVED

ARTICLE 19
ASSIGNMENTS AND PARTICIPATIONS

19.1.       Assignments and Participations.

(a)          Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrowers shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the Eligible Assignee is also a Lender as of the date hereof or if an Event of Default then exists) and no consent of the Agent shall be required if the Eligible Assignee is also a Lender; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption Agreement substantially in the form of Exhibit H attached hereto (the “Assignment and Assumption”), (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least ten (10) days prior to the date of the assignment, the potential assignee shall deliver to Agent all information reasonably necessary for Agent to successfully complete the Agent’s Patriot Act Customer Identification Process and OFAC Review Process, (iv) unless the Agent and, so long as no Event of Default exists, Borrowers otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Five Million Dollars ($5,000,000), (v) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500), and (vi) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a Ten Million Dollar ($10,000,000.00) interest in the Loan. The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrowers hereby agree that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrowers by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.

(b)          By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by each Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

SECURED LOAN AGREEMENT	Page 37

(c)          Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time. Borrowers, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

(d)          Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrowers (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

(e)          Borrowers shall, at no cost or expense to Borrowers, use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein.

(f)          Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

(g)          Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender without first obtaining the approval of any Agent or the Borrowers, provided that (i) such Lender remains liable hereunder unless the Borrowers and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).

(h)          Each Lender shall have the right, without the consent of the Borrowers, to sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 20.6(b) [but not under any other section of this Agreement], provided that any such agreement by a Lender shall bind only such Lender alone and not Borrowers, the other Lenders or the Agent).

(i)          No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

SECURED LOAN AGREEMENT	Page 38

(j)          Borrowers acknowledge and agree that Lenders may provide to any Eligible Assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrowers or received by any Lender in connection with the Loan or with respect to Borrowers, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrowers shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that no Borrower shall be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrowers agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee or participant may reasonably request and to meet with potential Eligible Assignees.

19.2.       Several Liability.

Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrowers under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.

ARTICLE 20
AGENT

20.1.       Appointment.

KeyBank National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for such Lender and to take such actions as such Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement.

The provisions of this Article are solely for the benefit of the Agent and the Lenders, and Borrowers shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Section 20.2 below. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrowers.

20.2.       Reliance on Agent.

All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 20.

SECURED LOAN AGREEMENT	Page 39

20.3.       Powers.

The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lenders as are not made subject to the consent of the Required Lenders pursuant to Section 20.6(a) or to the consent of all Lenders pursuant to Section 20.6(b). Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

20.4.       Disbursements.

(a)          At least one (1) Business Day (by 11:00 a.m. Cleveland time) prior to the date the Loan is to be disbursed hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days [by 11:00 a.m. Cleveland time] for such disbursement to be made at the Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 11:00 a.m. (Cleveland time) on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender’s Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrowers agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrowers, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrowers shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrowers such corresponding amount in same day funds.

(b)          Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon (Cleveland time) on the Funding Date. Nothing in this Section 20.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

SECURED LOAN AGREEMENT	Page 40

20.5.       Distribution and Apportionment of Payments.

(a)          Subject to Section 20.5(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Cleveland time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein in the other Loan Documents, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrowers.

(b)          If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrowers on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrowers to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrowers to all other Lenders and shall be paid only after the indebtedness of Borrowers to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrowers as to their desired application of payments. No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.

(c)          At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

SECURED LOAN AGREEMENT	Page 41

20.6.       Consents and Approvals.

(a)          Each of the following shall require the approval or consent of the Required Lenders:

(i)          The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;

(ii)         Appointment of a successor Agent;

(iii)        Approval of Post-Default Plan (defined in Section 20.7(d)); and

(iv)         Except as referred to in subsection (b) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

(b)          Each of the following shall require the approval or consent of all the Lenders:

(i)          Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(ii)         Reduction of the percentage specified in the definition of Required Lenders;

(iii)        Increasing the amount of the Loan or any non-consenting Lender’s Commitment;

(iv)         Release of any lien on any material collateral (except as Borrowers are entitled to under the Loan Documents); and

(v)          Amendment of the provisions of this Section 20.6.

(c)          In addition to the required consents or approvals referred to in subsections (a) and (b) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

SECURED LOAN AGREEMENT	Page 42

(d)          Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders.

20.7.       Agency Provisions Relating to Collateral.

(a)          The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

(b)          Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(c)          Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrowers. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrowers’ or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.

SECURED LOAN AGREEMENT	Page 43

(d)          In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrowers’ obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

20.8.       Lender Actions Against Borrower or the Collateral.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against such Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to such Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

20.9.       Assignment and Participation.

No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to any Borrower or any Affiliate of any Borrower.

20.10.     Ratable Sharing.

Subject to Sections 20.4 and 20.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

20.11.     General Immunity.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrowers or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 20.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

SECURED LOAN AGREEMENT	Page 44

20.12.     No Responsibility for Loan, Recitals, etc..

Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

20.13.     Action on Instructions of Lenders.

The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

20.14.     Employment of Agents and Counsel.

The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

20.15.     Reliance on Documents; Counsel.

The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of Lender in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

20.16.     Agent’s Reimbursement and Indemnification.

Lenders agree to reimburse and indemnify Agent ratably (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrowers for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrowers, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrowers, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

SECURED LOAN AGREEMENT	Page 45

20.17.     Rights as a Lender.

With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities. Borrowers and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrowers or any of their affiliates in which Borrowers or such affiliate are not restricted hereby from engaging with any other person.

20.18.     Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

20.19.     Notice of Events of Default.

Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrowers a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender.

20.20.     Successor Agent.

(a)          Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrowers. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(b)          Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the written consent of Borrowers, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrowers shall be required if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders (with the consent of Borrowers as set forth in the preceding sentence), and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 20 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents. In the event that Synovus Bank, in its sole discretion, elects to become successor Agent, the consent of Borrowers shall not be required.

SECURED LOAN AGREEMENT	Page 46

ARTICLE 21
WAIVER OF JURY TRIAL

EACH BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

SECURED LOAN AGREEMENT	Page 47

EXECUTED as of the date first set forth above.

BORROWERS:	MVI HEALTH CENTER, LP, a Delaware limited partnership

	By:	/s/ John Mark Ramsey
John Mark Ramsey, Authorized Signatory

SENTIO LANDLORD HAMMOND, LLC, a Delaware limited liability company

	By:	/s/ John Mark Ramsey
John Mark Ramsey, Authorized Signatory

WILDEWOOD OWNER, LLC, a Delaware limited liability company

	By:	/s/ John Mark Ramsey
John Mark Ramsey, Authorized Signatory

SENTIO LANDLORD SLIDELL, LLC, a Delaware limited liability company

	By:	/s/ John Mark Ramsey
John Mark Ramsey, Authorized Signatory

GABLES OF HUDSON, LLC, a Delaware limited liability company

	By:	/s/ John Mark Ramsey
John Mark Ramsey, Authorized Signatory

SECURED LOAN AGREEMENT	Page 48

AGENT:	KEYBANK NATIONAL ASSOCIATION, a national banking association, as administrative agent on behalf of itself and the other lenders

	By:	/s/ Amy L. MacLearie,
Amy L. MacLearie, AVP-Closing Officer

LENDERS:	KEYBANK NATIONAL ASSOCIATION, a national banking association

	By:	/s/ Amy L. MacLearie,
Amy L. MacLearie, AVP-Closing Officer

SECURED LOAN AGREEMENT	Page 49

EXHIBIT A-1

Legal Description of Mesa Vista Land

Lot 1, Block 2, New City Block 17341, NORTH HOLLOW KNOLL, an addition to the City of San Antonio, Bexar County, Texas, according to the map or plat thereof, recorded in Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas; TOGETHER WITH non-exclusive easement rights set forth under Article III, Sections 3.1, 3.2 and 3.3 pursuant to the Declaration of Protective Covenants and Performance Standards for Northgate Development recorded in Volume 2987, Page 1110 of the Real Property Records of Bexar County, Texas.

EXHIBIT A-1	Page 1

EXHIBIT A-2

Legal Description of Hammond Land

A certain tract or parcel of land, together with all the buildings and improvements thereon, situated in the NW 1/4 of the SW 1/4 of the SW 1/4 of SECTION 30, T6S - R8E, Tangipahoa Parish, Louisiana and being more fully described as follows:

Commencing at the NW corner of the NW 1/4 of the SW 1/4 of the SW 1/4 of Section 30, T6S - R8E. Thence N 89° 27' 00" E for a distance of 30.00 feet. Thence S 00° 17' 00" E for a distance of 20.00 feet to the Point of Beginning. Thence N 89° 27' 00" E for a distance of 630.00 feet to a point and corner. Thence S 00° 17' 00" E for a distance of 310.00 feet. Thence S 89° 27' 00" W for a distance of 630.00 feet. Thence N 00° 17' 00" W for a distance of 310.00 feet back to the Point of Beginning. Together with and subject to covenants, easements and restrictions of record. Said property contains 4.483 acres, more or less, as shown on a survey entitled, "Map Showing Survey of a 4.483 Acre Tract Located in the NW 1/4 of the SW 1/4 of the SW 1/4 of Section 30, T6S, R8E, Tangipahoa Parish, Louisiana" recorded 4/17/09 as Instrument No. 803763 in COB 1176, Page 18, records of Tangipahoa Parish. Said property is also more fully shown on a survey entitled, "Map Showing topographic Survey of a 4.483 Acres Tract Located in Section 30, T6S-R8E, Greensburg Land District, City of Hammond, Tangipahoa Parish, Louisiana for General Electric Capital Corporation & Wakefield Capital Management, Inc.", dated 6/30/11, as revised, made by Lester A. McLin, Jr., P.L.S. Said property is also more fully shown on a survey entitled, "Map Showing ALTA / ACSM Land Title Survey of 4.483 Acre Tract, Located in Section 30, T 6 S-R 8 E Greensburg Land District City of Hammond Tangipahoa Parish, Louisiana for CBC Hammond L.L.C., dated 9/5/14, made by Lester A. McLin, Jr., P.L.S.

Being the same property acquired by CBC HAMMOND L.L.C. from Live Oak Village of Hammond, LLC by act before W. Brett Mason and Laura Pampa, Notaries Public, dated July 20, 2011, registered in COB 1251, FOLIO 512 in the records of Tangipahoa Parish.

EXHIBIT A-2	Page 1

EXHIBIT A-3

Legal Description of Wildewood Land

To be inserted at the closing in connection with the Wildewood project.

EXHIBIT A-3	Page 1

EXHIBIT A-4

Legal Description of Slidell Land

Property 1:

THREE (3) certain lots or parcels of ground, together with all the buildings and improvements thereon, being LOTS 14, 15 and 16, SQUARE 17, PEARL ACRES SUBDIVISION, located in Section 6, T9S, R15E, St. Tammany Parish, Louisiana, and being further described as follows:

Begin at the NW corner of Lot 16, Sq. 17, Pearl Acres Subdivision in Section 6, T9S, R15E, St. Tammany Parish, Louisiana, said point being the point of beginning. Then from said point of beginning, on the south right of way of Coral Avenue, go S 89° 50' 24" E a distance of 229.19 feet along said south right of way to the NE corner of Lot 14 on the eastern boundary of Pearl Acres Subdivision. Then proceed S 39° 58' 00" E a distance of 479.25 feet along said eastern boundary to the SE corner of Lot 14. Then proceed S 89° 51' 04" W a distance of 329.87 feet along the south line of Lot 14 to the SW corner of Lot 14 and the SE corner of Lot 15. Then proceed S 89° 44' 05" W a distance of 103.95 feet along the south line of Lot 15 to the SW corner of Lot 15 and the SE corner of Lot 16. Then proceed S 89° 43' 58" W a distance of 103.95 feet along the south line of Lot 16 to the SW corner of Lot 16. Then proceed N 00° 06' 51" E a distance of 369.77 feet along the west line of Lot 16 to the point of beginning.

All as more fully shown on a survey entitled, ''Topographic Survey of Lots 10, 14, 15 & 16, Square 17, in Pearl Acres Subdivision, Sec. 6, T9S, R15E, Near Slidell, in St. Tammany Parish, Louisiana", prepared by J.V. Burkes & Associates, Inc. dated 9/22/97. Also being more particularly described as follows on a survey entitled, "An ALTA/ACSM Survey of Lots 14, 15 & 16, Sq. 17, Pearl Acres Subdivision, St. Tammany Parish, Louisiana", dated 6/17/11, made by Sean M. Burkes, P.E., P.L.S.:

BEGINNING AT THE NORTHWEST CORNER OF LOT 16, SQUARE 17, PEARL ACRES SUBDIVISION IN SECTION 6, T-9-S, R-15-E, ST. TAMMANY PARISH, LOUISIANA. AND SAID POINT BEING THE POINT OF BEGINNING. THEN FROM SAID POINT OF BEGINNING, ON THE SOUTH RIGHT OF WAY OF CORAL AVENUE, GO S89° 50'24"E A DISTANCE OF 229.19 FEET TO A 1/2" IRON ROD FOUND AT THE NORTHEAST CORNER OF LOT 14 ON THE EASTERN BOUNDARY OF PEARL ACRES SUBDIVISION. THEN PROCEED S39°58'00"E A DISTANCE OF 479.25 FEET ALONG SAID EASTERN BOUNDARY TO A POINT AT THE SOUTHEAST CORNER OF LOT 14. THEN PROCEED S89°51'04"W A DISTANCE OF 329.87 FEET ALONG THE SOUTH LINE OF LOT 14 TO A 1/2" IRON ROD SET AT THE SOUTHWEST CORNER OF LOT 14 AND THE SOUTHEAST CORNER OF LOT 15. THEN PROCEED S89°44'05"W A DISTANCE OF 103.95 FEET ALONG THE SOUTH LINE OF LOT 15 TO A 1/2" IRON ROD FOUND AT THE SOUTHWEST CORNER OF LOT 15 AND THE SOUTHEAST CORNER OF LOT 16. THEN PROCEED S89°43'58''W A DISTANCE OF 103.95 FEET ALONG THE SOUTH LINE OF LOT 16 TO A 1/2" IRON PIPE FOUND AT THE SOUTHWEST CORNER OF LOT 16. THEN PROCEED N00°06'51"E A DISTANCE OF 369.77 FEET ALONG THE WEST LINE OF LOT 16 TO THE POINT OF BEGINNING.

Also being more fully shown on survey entitled, "An ALTA/ACSM Survey of Lots 14, 15 & 16, Sq. 17, Pearl Acres Subdivision in Section 6, T-9-S, R-15-E, St. Tammany Parish, Louisiana, dated 8/13/14, made by Sean M. Burkes, P.E., P.L.S.

Property 2:

A non-exclusive predial servitude of ingress/egress created by Servitude Agreement recorded at Inst. 1087265 on 3/20/1998, and Servitude Agreement recorded at Inst. 1087264 on 3/20/1998, over the following described property:

Beginning at the NE corner of Lot 10, Square 17, Pearl Acres Subdivision, located in Section 6, T9S, RI5E, St. Tammany Parish, Louisiana, being the point of beginning. Then from said point of beginning proceed S 00° 05' 20" E a distance of 314.77 feet along the east line of Lot 10, common to Lot 11, to a point on the north right of way of Gause Blvd. Then proceed S 72° 07' 59" W a distance of 83.51 feet along said north right of way. Then proceed N 00° 05' 33" E a distance of 15.45 feet. Thence proceed N 31° 59' 23" E a distance of 93.25 feet. Then proceed N 00° 05' 20" W a distance of 245.67 feet to a point on the north line of Lot 10. Then proceed N 89° 44' 05" E a distance of 30.00 feet along the said north line common to Lot 15 to the point of beginning. All as more fully shown on the topographic survey attached to that Servitude of Ingress and Egress recorded as Instrument No. 1087264 and Instrument No. 1087265.

EXHIBIT A-4	Page 1

Also being more particularly described as follows on a survey entitled, "An ALTA/ACSM Survey Of Lots 14, 15 & 16, Sq. 17, Pearl Acres Subdivision, St. Tammany Parish, Louisiana", dated 6/17/11, made by Sean M. Burkes, P.E., P.L.S.:

BEGINNING AT THE NORTHEAST CORNER OF LOT 10, PEARL ACRES SUBDIVISION, LOCATED IN SECTION 6, T-9-S, R-15-E, ST. TAMMANY PARISH, LOUISIANA, BEING THE POINT OF BEGINNING. THEN FROM SAID POINT OF BEGINNING PROCEED S00°09'55"E A DISTANCE OF 314.51 FEET (S00°05'20"E A DISTANCE OF 314.77 FEET - TITLE) ALONG THE EAST LINE OF LOT 10, COMMON TO LOT 11 TO A ½" IRON ROD FOUND ON THE NORTH RIGHT OF WAY OF GAUSE BOULEVARD. THEN PROCEED S72°07'59"W A DISTANCE OF 83.51 FEET ALONG SAID NORTH RIGHT OF WAY TO A ½" IRON ROD SET. THEN PROCEED N00°05'33"E A DISTANCE OF 15.45 FEET TO A ½" IRON ROD SET. THEN PROCEED N31°34'54"E A DISTANCE OF 92.68 FEET (N31°59'23"E A DISTANCE OF 93.25 FEET - TITLE) TO A ½" IRON ROD FOUND. THEN PROCEED N00°00'12"E A DISTANCE OF 245.60 FEET (N00°05'20''W A DISTANCE OF 245.67 FEET - TITLE) TO A ½" IRON ROD SET ON THE NORTH LINE OF LOT 10. THEN PROCEED N89°44'05"E A DISTANCE OF 30.00 FEET ALONG SAID NORTH LINE COMMON TO LOT 15 TO THE POINT OF BEGINNING.

Also being more fully shown on survey entitled, "An ALTA/ACSM Survey of Lots 14, 15 & 16, Sq. 17, Pearl Acres Subdivision in Section 6, T-9-S, R-15-E, St. Tammany Parish, Louisiana, dated 8/13/14, made by Sean M. Burkes, P.E., P.L.S..

EXHIBIT A-4	Page 2

EXHIBIT A-5

Legal Description of Hudson Land

To be inserted at the closing in connection with the Hudson project.

EXHIBIT A-5	Page 1

EXHIBIT B-1

Mesa Vista Permitted Exceptions

1.	Restrictive covenants of record found in Volume 9569, Page 38 of the Deed Records and Volume 2987, Page 1110 of the Real Property Records of Bexar County, Texas.

2.	25-foot building setback line along North Knoll as shown on plats recorded in Volume 9547, Page 4 and Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

3.	1-foot vehicular non-access easement along portions of North Knoll and North Hollow as shown on plat recorded in Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

4.	14-foot gas, electric, telephone and cable T.V. easement along portions of North Knoll and North Hollow as shown on plats recorded in Volume 9547, Page 4 and Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

5.	20-foot electric easement along the southwest property line as shown on plats recorded in Volume 9503, Page 116 and Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

6.	12-feet of a 28 foot electric easement along the southeast property line as shown on plats recorded in Volume 9503, Page 116 and Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

7.	16-foot drainage easement recorded in Volume 8879, Page 289 of the Real Property Public Records of Bexar County, Texas and as shown on plat recorded in Volume 9569, Page 38 of the Deed and Plat Records of Bexar County, Texas.

8.	Terms, conditions, covenants, easements and provisions, including, but not limited to, a lien and personal obligation of assessments payable to Northgate Property Owners' Association, Inc., pursuant to that certain Declaration dated December 6, 1983, executed by May Twentieth, Ltd., recorded in Volume 2987, Page 1110 of the Real Property Records of Bexar County, Texas.

EXHIBIT B-1	Page 1

EXHIBIT B-2

Hammond Permitted Exceptions

1.	Right of Way Deed in favor of the State of Louisiana, Department of Highways, recorded as Instrument No. 80650 in COB 216, Page 211, records of Tangipahoa Parish.

2.	Ten (10') foot telephone right of way in favor of South Central Bell Telephone Company, recorded as Instrument No. 206289 in COB 388, Page 162, records of Tangipahoa Parish.

3.	Right of way dated 3/05/97 by Live Oak Living Centers, Inc. to Entergy Louisiana, Inc., recorded as Instrument No. 501607 in COB 833, Page 783, records of Tangipahoa Parish.

4.	Servitude by Live Oak Living Centers, Inc. d/b/a Live Oak Village of Hammond in favor of BellSouth Telecommunications, recorded 3/16/01 as Instrument No. 580071 in COB 914, Page 538, records of Tangipahoa Parish.

5.	Servitude dated 4/09/02 by Live Oak Living Centers, Inc. d/b/a Live Oak Village of Hammond in favor of BellSouth Telecommunications, recorded as Instrument No. 611729 in COB 941, Page 745, records of Tangipahoa Parish.

6.	Servitude dated 12/09/05 by Live Oak Living Centers, Inc. d/b/a Live Oak Village of Hammond in favor of BellSouth Telecommunications, recorded as Instrument No. 709798 in COB 1043, Page 47, records of Tangipahoa Parish.

7.	Servitude dated 3/30/06 by Live Oak Living Centers, Inc. d/b/a Live Oak Village of Hammond in favor of BellSouth Telecommunications, recorded as Instrument No. 716288 in COB 1052, Page 557, records of Tangipahoa Parish.

8.	Notice of Lease dated 7/21/2011 by and between CBC Hammond, LLC and Hammond Senior Living, LLC recorded at Instrument No. 857600 in COB 1251, Page 544, records of Tangipahoa Parish.

EXHIBIT B-2	Page 1

EXHIBIT B-3

Wildewood Permitted Exceptions

To be inserted at the closing in connection with the Wildewood project.

EXHIBIT B-3	Page 1

EXHIBIT B-4

Slidell Permitted Exceptions

1.	Nonexclusive Installation and Service Agreement between Renaissance Media, LLC and Slidell Senior Living, LLC dated 6/1/2013, recorded at Inst. 1904714.

2.	Nonexclusive Installation and Service Agreement between Renaissance Media, LLC and Slidell Senior Living, LLC dated 3/21/2012, recorded at Inst. 1849013.

3.	Act of Servitude by and among Live Oak Village of Slidell, L.L.C., Paris Properties, LLC, and Nicholas J. Mialzo and Marily St. Romain Milazo dated 1/23/2002 and 1/30/2002 recorded at Inst. 1288587.

4.	Servitude Agreement by and among Manhattan Square Limited Partnership, a Partnership in Commendam, Donald E. Theriot and Kathleen Sharp Theriot, and Alfred R. Blossman, Jr. and Royanne Hurd Blossman, and Live Oak Living Centers, Inc., recorded at Inst. 1087265 on 3/20/1998.

5.	Servitude Agreement by and among Manhattan Square Limited Partnership, a Partnership in Commendam, Donald E. Theriot and Kathleen Sharp Theriot, and Alfred R. Blossman, Jr. and Royanne Hurd Blossman, and Live Oak Living Centers, Inc., recorded at Inst. 1087264 on 3/20/1998.

EXHIBIT B-4	Page 1

EXHIBIT B-5

Hudson Permitted Exceptions

To be inserted at the closing in connection with the Hudson project.

EXHIBIT B-5	Page 1

EXHIBIT C

Title Requirements

1.	Title Insurance Company Requirements. The maximum single risk (i.e., the amount insured under any one policy) by a title insurer may not exceed 25% of that insurer’s surplus and statutory reserves. Reinsurance must be obtained by closing for any policy exceeding such amount.

2.	Loan Policy Forms. Standard American Land Title Association form of mortgagee insurance policy, must be used.

3.	Insurance Amount. The amount insured must equal at least the original principal amount of the Loan.

4.	Named Insured. The named insured under the Title Policy must be substantially the same as the following: “KeyBank National Association, as agent for the benefit of the Lenders, and its respective successors and assigns.”

5.	Arbitration. In the event that the form policy which is utilized includes a compulsory arbitration provision, the insurer must agree that such compulsory arbitration provisions do not apply to any claims by or on behalf of the insured.

6.	Date of Policy. The effective date of the Title Policy must be as of the date and time of the recording of the applicable Mortgage(s).

7.	Legal Description. The legal description of the property contained in the Title Policy must conform to (a) the legal description shown on the survey of the property, and (b) the legal description contained in the Mortgage.

8.	Easements. Each Title Policy shall insure, as separate parcels: all appurtenant easements and other estates benefiting the property.

9.	Exceptions to Coverage. With respect to the exceptions, the following applies:

a)	Each Title Policy shall afford the broadest coverage available in the state in which the subject property is located.

b)	The “standard” exceptions (such as for parties in possession or other matters not shown on public records) must be deleted to the extent permitted by law or regulation.

c)	The “standard” exception regarding tenants in possession under residential leases, should also be deleted. In the alternative, the exception should read substantially as follows: “Rights or claims of parties in possession under residency agreements, as residents only, without any right of first refusal to purchase any portion of the property.” For commercial properties, a rent roll should be attached in lieu of the general exception.

d)	The standard survey exception to the Title Policy must be modified to read “shortages in area” only.

e)	Any exception for taxes, assessments, or other lienable items must expressly insure that such taxes, assessments, or other items are not yet due and payable.

f)	Any lien, encumbrance, condition, restriction, or easement of record must be listed in the Title Policy, and the Title Policy must affirmatively insure against all loss or damage due to encroachments upon insured easements, if any.

EXHIBIT C	Page 1

g)	The Title Policy may not contain any exception for any filed or unfiled mechanics’ or materialmen’s liens.

10.	Endorsements. With respect to endorsements, the following applies:

Lender may require the following endorsements where applicable and available:	due execution	single tax lot

Access
Address	first loss	subdivision
Assessments	last dollar	tie in
assignment of leases and rents	leasehold	usury
assignment of loan documents	mineral rights
Contiguity	mortgage tax
doing business	reverter

11.	Informational Matters. The Policy must include, as an informational note, the following:

The recorded plat number together with recording information.

12.	Delivery of Copies. Legible copies of all easements, encumbrances, or other restrictions shown as exceptions on the Title Policy must be delivered with the first draft of the title commitment.

EXHIBIT C	Page 2

EXHIBIT D

SURVEY REQUIREMENTS

Property Survey:

1.	A survey shall be certified to Lender ___________ and ___________ [(insert names of Borrower and Title Insurance Company)] by a registered land surveyor. The survey is to have the surveyor’s seal affixed and shall reflect a current date. Older surveys are acceptable if updated and re-certified.

2.	The full legal description and street address must be shown. The legal description must be identical to that contained in the title insurance commitment. If the premises are described as being on a filed plat or map, the survey should contain a legend relating the parcel to the map on which it is shown.

3.	All perimeter property lines must be specifically identified. Show the location by courses and distances of: (a) the parcel to be covered by the mortgage; (b) clearly designate the point of beginning and the relation of the point of beginning of said parcel to the monument from which it is fixed; (c) all servient easements; (d) the established building line; (e) all easements appurtenant to said parcel (f) the line of the street or streets abutting the parcel and the width of said streets; (g) the location by courses and distances of the nearest intersection of two streets to the subject property.

4.	The number of square feet or acres contained in the parcel must be specifically identified.

5.	All streets adjacent to the property and R.O.W. lines must be specifically identified. The survey must disclose that access to the adjacent streets exists.

6.	All exceptions on the title insurance commitment must be plotted (or, identified on the face of the survey as not plottable). Indicate the reason that any exceptions (except liens) are not plottable.

7.	All easements affecting the property shall be identified by recording information (book and page or document number of instrument creating the easement).

8.	Identify all utility lines as they service the property and improvements (sewer, water, gas, electric and telephone). Indicate whether the utility line is above or below grade and show the sizes of the respective service.

9.	Show and describe encroachments or make a positive statement there are not encroachments.

10.	State whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map and, if so, further state the map number and whether or not the property appears in the “Flood Hazard” shown on the map.

11.	Show the location of railroad tracks and sidings.

12.	The location of rubbish fills, sloughs, springs, filled-in wells or cisterns and seep holes should be charted wherever possible.

13.	For property on which existing improvements are to remain, include:

(a)	All structures and improvements including sidewalks, stoops, over-hangs, and parking areas must be shown. The square footage of all structures must be listed. Show all structures and improvements on said parcel with horizontal lengths of all sides and the relation thereof by distances to (i) all boundary lines of the parcel; (ii) servient easements; (iii) established building lines; and (iv) street lines.

EXHIBIT D	Page 1

(b)	Identify parking and paved areas. Identify the number of vehicles that may be parked in each parking area.

EXHIBIT D	Page 2

FORM OF CERTIFICATION FOR SURVEYS

To KeyBank National Association, as agent for the benefit of the Lenders, ___________ and ___________ (insert Borrower and Title Insurance Company):

This is to certify that this map or plat and the survey on which it is based were made in accordance with the “2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and NSPS, and includes Items [2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11(a), 13 and 16] of Table A thereof. The field work was completed on ___________. Pursuant to the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of this certification, undersigned further certifies that in my professional opinion, as a land surveyor registered in the State of __________, the Relative Positional Accuracy of this survey does not exceed that which is specified therein.

Date of Plat or Map: _______________	(signed)	(seal)
Registration No.

EXHIBIT D	Page 3

EXHIBIT E

INSURANCE REQUIREMENTS FOR COMMERCIAL REAL ESTATE LOANS

TERM LOAN – Existing or Completed Building – Health Care Group

Named Insured (Borrower):	Wildewood Owner, LLC
Sentio Landlord Slidell, LLC
Sentio Landlord Hammond, LLC
Gables of Hudson, LLC
MVI HEALTH CENTER, LP

Collateral Property Addresses:	5756 North Knoll Drive San Antonio, TX 78240 (Mesa Vista)
23185 Milestone Way California, MD 20619 (Villages of Wildewood)
2200 Gause Blvd E Slidell, LA 70461 (Live Oak Village of Slidell)
17010 Old Covington Way Hammond, LA 70403 (Live Oak Village of Hammond)
5400 Darrow Road Hudson, OH 44236 (The Gables of Hudson)

Mortgagee:	KeyBank National Association, its successors and/or assignees, for itself and, when applicable, as agent for other participating lenders

Mortgagee address:	KeyBank Real Estate Capital, Attention: Insurance Dept
11501 Outlook Street, Suite #300, Overland Park, KS 66211

Deductible under any line of coverage (except flood, quake and named windstorm) must not exceed $25,000.

Note: If transaction includes mezzanine or equity loan, deductible must not exceed $25,000.

NOTE: EVIDENCE OF INSURANCE MUST ADDRESS ALL THESE POINTS

PROPERTY

Required coverage and conditions:

•      “Special Form” equivalent to ISO standard, or “Risks of loss not otherwise excluded” for coverage comparable to ISO Special Form, including damage from windstorm and hail

•      Boiler & Machinery or Breakdown coverage for buildings with boilers, elevators or central HVAC (not required for per-unit HVAC)

•      Replacement cost valuation for building. Actual loss sustained for business income.

•      No coinsurance / coinsurance waived

•      At least 180 days extended period of recovery provision under business income

Additional causes	☒ Flood – mandatory at NFIP limits ($250,000 per residential bldg.,
of loss if	$500,000 per commercial bldg.) if property is in Special Flood Hazard Area
specified:	2200 Gause Blvd E Slidell, LA 70461 (Live Oak Village of Slidell)
**Flood declaration page must include Flood Zone, Borrower name, property address and all required coverages.

KeyBank Mortgagee/Loss Payee should be noted as follows:

KeyBank National Association
Flood Insurance Group
11501 Outlook Street, Suite 300
Overland Park, KS 66211

☐ Additional or alternative flood limits: $1,000,000
☐ Earthquake $ 25% of value if location is high-risk for earthquake
☒ Terrorism

EXHIBIT E	Page 1

☒ Ordinance or Law: (A) Loss of value of undamaged part – within full building limit
(if sublimit applies, it should be at least 25% of hard cost value);
(B) Demolition and (C) Increased Cost of Construction: $1,000,000
☐ Other

Amount of	Building: Sufficient to cover insurable value (cost to construct less standard exclusions such as
insurance:	foundation): The Gables of Hudson $13,507,408
Live Oak Village of Slidell $4,186,299
Mesa Vista $8,058,513
Villages of Wildewood $6,149,355
Live Oak Village of Hammond $3,692,140
Business interruption: Sufficient to cover 12 months’ revenue or rental income:
The Gables of Hudson $4,094,669
Live Oak Village of Slidell $1,902,795
Mesa Vista $9,115,862
Villages of Wildewood $2,929,158
Live Oak Village of Hammond $1,872,614
Mortgagee	Mortgagee identified as above.
Clause:	Mortgagee provisions must match standard clause of ISO forms or Lender’s Loss Payable clause per section D of ISO form CP 12 18 (06 07); INCLUDE COPY WITH CERTIFICATE

Documentation:	Acord 28 Evidence of Property Insurance
• All details specified above must be specifically addressed.
• All deductibles and any sub-limits must be disclosed.
• If program is blanket over other locations as well as loan property, show policy limits along with values reported to insurer for the subject location.

EXHIBIT E	Page 2

INSURANCE REQUIREMENTS FOR COMMERCIAL REAL ESTATE LOANS

PERMANENT LOAN

- continued –

GENERAL LIABILITY

Coverage form:	Commercial General Liability – equivalent to ISO standard occurrence-based form, including bodily injury, property damage, personal injury, contractual liability and products/completed operations liability, unless otherwise agreed by lender. Claims-made form may be accepted if linked to claims-made professional liability coverage.

Limit of liability
per occurrence:	Not less than $3,000,000 combining primary and excess

Mortgagee as	Mortgagee identified on page 1.
Additional	Coverage granted per ISO form CG 20 18 or CG 20 26, or equivalent.
Insured:	INCLUDE COPY OF ENDORSEMENT OR POLICY PROVISIONS WITH CERTIFICATE.

Documentation:	Acord 25 Certificate of Liability Insurance

BORROWER’S PROPERTY, GENERAL LIABILITY AND UMBRELLA/EXCESS INSURERS MUST HAVE BEST’S RATINGS NOT LESS THAN A:X UNLESS OTHERWISE AGREED TO BY LENDER.

OTHER COVERAGES

Workers’ Compensation:	Statutory benefits for the state where the building is located. This requirement may be waived if borrowing entity has no employees and property manager produces evidence of workers’ compensation coverage.

Employer’s Liability:	$100,000 per accident for accidental injury; $100,000 per employee and $100,000 aggregate for occupational illness or disease.

Business Auto Liability:	Covering owned, non-owned and hired/rented vehicles

Environmental Liability:	☐ Requirement applies only if checked. Form should cover liability for bodily injury and property damage claims, both on and off site, arising from existing and newly-discovered conditions, and include mortgagee as an insured along with borrower. Full quote and specimen forms must be submitted for lender approval.
Required limit: $[TBD if coverage is applicable]

Medical Professional Liability:	☒ Required if the borrowing entity is providing medical or healthcare services including assisted living. Required limit not less than: $1,000,000

EXHIBIT E	Page 3

EXHIBIT F

RESERVED

EXHIBIT F	Page 1

EXHIBIT G

FORM OF BORROWERS’ CERTIFICATE OF COMPLIANCE

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44144

Attention:	Relationship Manager,
KeyBank Real Estate Capital, Healthcare

Re:	Secured Loan Agreement dated as of November _____, 2014 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) and all loan documents related thereto (the “Loan Documents”), between MVI HEALTH CENTER, LP, SENTIO LANDLORD HAMMOND, LLC, WILDEWOOD OWNER, LLC, SENTIO LANDLORD SLIDELL, LLC, and GABLES OF HUDSON, LLC (collectively “Borrowers”), and KEYBANK NATIONAL ASSOCIATION (“Agent”), as administrative agent for the benefit of the lenders, and the Lenders

Reference is made to the Agreement and the Loan Documents. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement and the Loan Documents.

Pursuant to applicable provisions of the Agreement and the Loan Documents, the Borrowers hereby certify to the Agent that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Agent pursuant to the Agreement and the Loan Documents together with this Certificate (such statements being defined as the “Financial Statements” and the periods covered thereby defined as the “Reporting Period”) and for such reporting periods.

Borrowers hereby further certify to the Agent that:

1.	Compliance with Financial Covenants. As shown below, Borrowers confirm that Borrowers are in full compliance with the Financial Covenants contained in the Loan Agreement.

(Need to include the following for each Project tested)

Covenant:	Debt Service Coverage Covenant for _______________ Project tested quarterly (Commencing September 30, 2014, and continuing as of each March 31, June 30, September 30 and December 31 thereafter).

Calculation:	Debt Service Coverage – Adjusted NOI divided by the Implied Debt Service for the applicable period (Please attach the calculation)

Calculations are shown on Schedule I attached hereto

Debt Service Coverage of ___________for period ending ____________

Minimum Required Debt Service Coverage:              to 1.00

Compliance? (Yes or No)                   _____________________

EXHIBIT G	Page 1

2.	Review of Condition. Borrowers have reviewed the terms of the Agreement and the Loan Documents, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the Loan Documents and the covenants of the Borrowers set forth in the Agreement, and have made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrowers through the reporting periods.

3.	Representations and Warranties. To the actual knowledge of Borrowers, the representations and warranties of the Borrowers contained in the Agreement and the Loan Documents, as applicable, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

4.	Covenants. To the actual knowledge of Borrowers, during the reporting period, the Borrowers observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrowers, except as expressly noted on Schedule A hereto.

5.	No Event of Default. To the actual knowledge of Borrowers, no Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

EXHIBIT G	Page 2

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ____ day of __________, 20____.

MVI HEALTH CENTER, LP, a Delaware limited partnership

By:
Name:
Title:

SENTIO LANDLORD HAMMOND, LLC, a Delaware limited liability company

By:
Name:
Title:

WILDEWOOD OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

SENTIO LANDLORD SLIDELL, LLC, a Delaware limited liability company

By:
Name:
Title:

GABLES OF HUDSON, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT G	Page 3

EXHIBIT H

ASSIGNMENT AND ASSUMPTION AGREEMENT

DATE: _________, ___, 2____

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of this _____ day of __________, _____, and is made by and between _______ (“Assignor”) and _________ (“Assignee”).

PRELIMINARY STATEMENT

Assignor is a party to that certain Secured Loan Agreement dated as of ______ __, 2014, (the Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the “Loan Agreement”), by and among ___________________________________________, _____________________________, _____________________________, and ________________________ (collectively, “Borrowers”), and KeyBank National Association, as a lender and as Administrative Agent [and Lead Arranger] and the lenders named therein (collectively, “Lender”). Pursuant to the Loan Agreement, Lender agreed to make a loan of up to THIRTY-EIGHT MILLION THIRTY-FIVE THOUSAND and NO/100 DOLLARS ($38,035,000.00) (the “Loan”) to Borrowers to finance Project described in the Loan Agreement. Assignee desires to purchase from Assignor an undivided interest in the Loan under the terms and conditions set forth herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

AGREEMENT

Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:

1.          Assignment and Assumption. Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an undivided interest in and to the Loan and the Loan Documents and Assignor’s rights and obligations thereunder, which interest shall equal a percentage of _________% and a corresponding Commitment in the maximum amount of $_________, such that after giving effect to this assignment (i) the Assignee shall hold a Percentage of the Loan equal to _____% and a Commitment in the maximum amount of $__________, together with the outstanding rights and obligations under the Loan Agreement and the other Loan Documents in connection with such Commitment, and (ii) Assignor shall hold a Percentage of the Loan equal to ____% and a Commitment in the maximum amount of $__________.

2.          Effective Date. The effective date of this Agreement (the “Effective Date”) shall be ___________, ______, which shall be no earlier than three (3) Business Days prior to receipt by the Agent of a fully executed copy of this Agreement. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder, the assumption of such obligations by Assignee inuring to the direct benefit of Borrowers, and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

3.          Payment Obligations. On the Effective Date the Assignee shall pay to Assignor the outstanding principal balance in respect of the interest purchased hereunder. Accrued and unpaid interest shall be prorated when received from the Borrowers. The Assignee shall advance funds directly to the Agent with respect to all advances and reimbursement payments to be made on or after the Effective Date with respect to the interest assigned hereby. Assignee shall not be entitled to any interest or fees, of any nature, paid by the Borrowers to Assignor pursuant to the Loan Agreement and the other Loan Documents or otherwise owed to Assignor prior to the Effective Date.

EXHIBIT H	Page 1

4.          Representations of the Assignor; Limitations on the Assignor’s Liability. The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder and (b) that such interest is free and clear of any adverse pledge, security interest, claim or other lien or encumbrance. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor, nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrowers or Guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrowers, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrowers, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loan, or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents. This Section shall survive the assignment of the interest assigned herein.

5.          Representations and Covenants of the Assignee. The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees for the benefit of Borrowers and the other Lenders that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, (v) agrees that its payment instructions and notice instructions are as set forth in Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

6.          Subsequent Assignments. After the Effective Date, the Assignee shall have the right pursuant to Article 24 of the Loan Agreement to assign the rights which are assigned to the Assignee, provided that any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained.

7.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

8.          Governing Law. This Agreement shall be governed by the internal law, and not the law of conflicts, of the State of _________.

9.          Notices. Notices shall be given under this Agreement in the manner set forth in the Loan Agreement.

[remainder of page intentionally left blank]

EXHIBIT H	Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

CONSENTED TO:	KEYBANK NATIONAL ASSOCIATION

By:

Name:

Title:

[ADD BORROWER CONSENT IF REQUIRED]

EXHIBIT H	Page 3

EXHIBIT I

Borrowers’ Certificate

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44144

Attention:	Relationship Manager,
KeyBank Real Estate Capital, Healthcare

Re:	Secured Loan Agreement dated as of November _____, 2014 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) and all loan documents related thereto (the “Loan Documents”), between MVI HEALTH CENTER, LP, SENTIO LANDLORD HAMMOND, LLC, WILDEWOOD OWNER, LLC, SENTIO LANDLORD SLIDELL, LLC, and GABLES OF HUDSON, LLC (collectively “Borrowers”), and KEYBANK NATIONAL ASSOCIATION (“Agent”), as administrative agent for the benefit of the lenders, and the Lenders.

1.	Pursuant to the Loan Agreement, Borrowers hereby requests a loan advance. We acknowledge that this amount is subject to inspection, verification, and available funds.

Funding Instructions: _________________________________

2.	This Borrowers’ Certificate is to be utilized only in satisfaction of costs and charges with respect to the applicable Project and Improvements thereon as shown on the closing statement attached hereto.

3.	The Borrowers certify and agree that:

(a)	They have complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Loan Agreement;

(b)	No Event of Default as defined in the Loan Agreement has occurred and is continuing and;

(c)	All funds previously disbursed have been used for the purposes as set forth in the Agreement;

(d)	All representations and warranties contained in the Loan Agreement are true and correct as of the date hereof.

(e)	The undersigned understands that this certification is made for the purpose of inducing Lender to make an advance to Borrowers and that, in making such advance, Lenders will rely upon the accuracy of the matters stated in this certificate.

4.	Disbursement of the loan proceeds hereby requested are subject to the receipt by Agent of a commitment from the title company to issue a mortgagee’s policy of title insurance insuring the applicable Mortgage.

5.	The terms used in this Borrowers’ Certificate have the same meaning and definitions as those set forth in the Agreement.

EXHIBIT I	Page 1

6.	The Borrowers, or authorized signer, certifies that the statements made in this Borrowers’ Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrowers’ Certificate to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE:

BORROWERS:

MVI HEALTH CENTER, LP, a Delaware limited partnership

By:
Name:
Title:

SENTIO LANDLORD HAMMOND, LLC, a Delaware limited liability company

By:
Name:
Title:

WILDEWOOD OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

SENTIO LANDLORD SLIDELL, LLC, a Delaware limited liability company

By:
Name:
Title:

GABLES OF HUDSON, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT I	Page 2

SCHEDULE i

Environmental Documents

SCHEDULE	Page 1

SCHEDULE Ii

Debt Service Coverage Requirements for each Project

	Wildewood	Slidell	Hammond	Hudson
Test Date

03/31/2014	N/A	0.75 to 1.00	1.00 to 1.00	N/A

06/30/2015	N/A	0.75 to 1.00	1.25 to 1.00	N/A

09/30/2015	N/A	1.00 to 1.00	1.25 to 1.00	0.50 to 1.00

12/31/2015	0.50 to 1.00	1.25 to 1.00	1.40 to 1.00	0.75 to 1.00

03/31/2016	0.75 to 1.00	1.25 to 1.00	1.40 to 1.00	1.00 to 1.00

06/30/2016	1.00 to 1.00	1.40 to 1.00	1.40 to 1.00	1.25 to 1.00

09/30/2016	1.25 to 1.00	1.40 to 1.00	1.40 to 1.00	1.40 to 1.40

12/31/2016 and
all times thereafter	1.40 to 1.00	1.40 to 1.00	1.40 to 1.40	1.40 to 1.40

SCHEDULE	Page 2